Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

January 31, 2021

by and among

ENSYSCE BIOSCIENCES, INC.,

EB MERGER SUB, INC.

and

LEISURE ACQUISITION CORP.

i

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 31, 2021, is entered into by and among Leisure Acquisition Corp., a Delaware corporation (“LACQ”), EB Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LACQ (“Merger Sub”), and Ensysce Biosciences, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 1.1 of this Agreement.

RECITALS

WHEREAS, LACQ is a blank check company incorporated as a Delaware corporation and formed for the purpose of acquiring one or more businesses through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction (a “Business Combination”);

WHEREAS, the Company is a company incorporated as a Delaware corporation and is developing therapeutics for pain, addiction, viral infections and oncology;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of LACQ, and was formed for the sole purpose of the Merger;

WHEREAS, subject to the terms and conditions hereof, at the Merger Effective Time, Merger Sub shall merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company;

WHEREAS, the board of directors of each of LACQ (on its own behalf and as the sole stockholder of Merger Sub) and Merger Sub has approved and declared advisable the Transactions to which they are a party upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (with respect to LACQ, the “LACQ Board Recommendation”);

WHEREAS, the board of directors of the Company has approved and declared advisable the Transactions to which it is a party upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL;

WHEREAS, within two days following the execution and delivery of this Agreement, the Company shall execute and deliver an irrevocable written consent in the form of Exhibit A hereto, pursuant to which the Company Stockholders collectively holding sufficient type and number of shares of Company Common Stock have adopted this Agreement and approved the Merger under all applicable Laws and the Governing Documents (the “Company Stockholder Approval”);

WHEREAS, in furtherance of the Transactions, LACQ shall provide an opportunity to the LACQ Stockholders to have their LACQ Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, LACQ’s certificate of incorporation and bylaws (the “LACQ Governing Documents”), the Trust Agreement and the Proxy Statement/Prospectus, in conjunction with, inter alia, obtaining approval of the Business Combination from the LACQ Stockholders;

WHEREAS, in connection with the Business Combination, LACQ, MLCP GLL Funding LLC (“MLCP”) and Hydra LAC, LLC (“Hydra”) have entered into a Warrant Surrender Agreement, pursuant to which, among other things, MLCP and Hydra have each agreed to, on the Closing Date, but in any event immediately prior to the Merger Effective Time, and subject to the Closing, irrevocably surrender, forfeit, terminate and cancel, for no consideration and without further right, obligation or liability of any kind or nature on the part of LACQ, the Company or Merger Sub, 250,000 LACQ Placement Warrants; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, LACQ, the Company and Merger Sub each hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“$” or “Dollars” means dollars, the lawful currency of the United States.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, or any judicial, administrative or other proceeding or investigation, by or before any Governmental Authority.

“Additional LACQ Stock Consideration” has the meaning specified in Section 4.1(e).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control” shall have correlative meanings). Notwithstanding anything to the contrary herein, for purposes of this Agreement and any Ancillary Agreement, Inspired Entertainment, Inc. and any Subsidiary thereof shall not be deemed an “Affiliate” of LACQ.

“Affiliate Transaction” has the meaning specified in Section 5.24.

“Aggregate Holder Per Share Merger Consideration” has the meaning specified in Section 4.1(d).

“Agreement” has the meaning specified in the Preamble hereto.

“Alternative Company Transaction” means, other than the transactions contemplated by this Agreement and the Ancillary Agreements (including the transactions with LACQ contemplated hereby and any Financing transaction), any (i) reorganization, liquidation, refinancing, dissolution or recapitalization of the Company, (ii) merger, capital stock exchange, consolidation, exchangeable share transaction or other business combination involving the Company or its Subsidiaries, (iii) purchase or sale of all or substantially all of the Company Common Stock or other Equity Securities of the Company or its Subsidiaries (including any rights to acquire, or securities convertible into or exchange for, any such Equity Securities) or the assets used primarily in the business of the Company or its Subsidiaries, or (iv) any similar transaction or business combination involving the Company, its Subsidiaries or their respective assets.

“Alternative Transaction Proposal” has the meaning specified in Section 7.6.

“Ancillary Agreements” means such other agreements entered into in accordance with or pursuant to the terms of this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means the anti-money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority to which it is subject, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Assumed Warrant” has the meaning specified in Section 4.1(b).

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, in each case, together with the notes thereto and the auditor’s report thereon.

“Business” means developing opioids related to drug abuse and drug overdose prevention in addition to development of other pharmaceutical drugs.

“Business Combination” has the meaning specified in the Recitals.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions) made to LACQ by a third party or “group” to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) LACQ’s stockholders prior to such transaction in the aggregate cease to own at least seventy-five percent (75%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing seventy-five percent (75%) or more of the LACQ Securities.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), and applicable rules, regulations and guidance, in each case, as amended.

“Certificate of Merger” has the meaning specified in Section 2.2.

“Certificates” has the meaning specified in Section 4.2(b).

“Change of Board Recommendation” has the meaning specified in Section 8.1(a).

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Common Stock” means the Company’s common stock, par value $.000025 per share.

“Company Convertible Notes” has the meaning specified in Section 4.1(e).

“Company Disclosure Schedules” has the meaning specified in Article V.

“Company Employees” means all of the employees (including officers) of the Company or any of its Subsidiaries.

“Company Indemnitees” has the meaning specified in Section 8.10(a).

“Company IP” means all Intellectual Property Rights owned or purported to be owned, or licensed, by the Company or any of its Subsidiaries, or currently used or held for use in the Business whether registered or unregistered or domestic or foreign.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which the Company and its Subsidiaries, taken as a whole, operate or the economy as a whole, (iv) the announcement of this Agreement or the consummation of the Transactions, (v) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions or (viii) any failure of Company to meet any projections or forecasts, provided that clause (viii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (ix) any action taken (or omitted to be taken) at the written request of, or with written consent of, LACQ; provided, further, that any event, state of facts, condition, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means all options issued under a Company Stock Plan representing the right to acquire shares of Company Common Stock that are outstanding as of the date of this Agreement.

“Company Plans” means all material employee benefit plans, programs, policies, practices, or other arrangements sponsored or maintained by the Company or any of its Subsidiaries, or to which any of the Company or its Subsidiaries is a party or bound or contributes or is obligated to contribute, or have any obligations or liability (contingent or otherwise), in which Company Employees, former employees of the Company or its Subsidiaries, current or former directors of the Company or its Subsidiaries or any beneficiaries or dependents thereof participate or pursuant to which payments are made, or benefits are provided, to Company Employees, former employees of the Company or its Subsidiaries, or current or former directors of the Company or its Subsidiaries (or their spouses, dependents or beneficiaries), including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation, phantom stock or stock unit, severance, employment, change of control, fringe benefit, welfare, supplemental unemployment benefit, pension, profit sharing, termination pay, retirement, supplementary retirement, hospitalization insurance, salary continuation, legal, health, medical, dental, life, disability or other insurance (whether insured or self-insured) plan, program, policy, agreement or arrangement, other than any Multiemployer Plan or plans established pursuant to and mandated by statute.

“Company Product Candidate” means the Company’s and its Subsidiaries’ pre-clinical and clinical product candidates, which are set forth on Section 1.1 of the Company Disclosure Schedule.

“Company Stock Plans” means the Ensysce Biosciences, Inc. 2016 Stock Incentive Plan and the 2019 Directors Plan.

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Approval” has the meaning specified in the Recitals.

“Company Warrant” means a warrant to purchase Company Common Stock.

“Confidentiality Agreement” means the confidentiality agreement by and between LACQ and the Company dated as of January 15, 2021.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, subleases, licenses, commitments or arrangements.

“Convertible Notes Conversion” has the meaning specified in Section 4.1(e).

“Depositary” means such Person as the Company may, with the approval of LACQ acting reasonably, appoint to act as depositary in relation to the Merger.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedules” means, collectively, the Company Disclosure Schedules and the LACQ Disclosure Schedules.

“Dissenting Shares” shall mean all shares of Company Common Stock held by a Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Company Common Stock.

“Environment” means the natural environment (including soil, land surface or subsurface strata), surface waters, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource.

“Environmental Laws” means all Laws relating in full or in part to the protection of the Environment and includes, those Laws relating to the storage, generation, use, handling, manufacture, processing, transportation, treatment, Release and disposal of Hazardous Material.

“Equity Securities” means, with respect to any Person, all shares of capital stock (including, in the case of the Company, the Company Common Stock), equity interests, profits interests and participations in such Person’s capital stock or other equity interests (however designated), and any debt, rights, warrants, stock appreciation rights, shares of restricted stock, restricted stock units or options or warrants exercisable or exchangeable for or convertible into any of the foregoing.

“ERISA” means Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 4.2(a).

“Exchange Fund” has the meaning specified in Section 4.2(a).

“Exchange Ratio” means 0.06585.

“Exchanged Option” has the meaning specified in Section 4.1(c).

“Existing Convertible Notes” means each convertible promissory note between the Company and the holder thereof as set forth in Section 5.4 of the Company Disclosure Schedule, which for the avoidance of doubt shall not include any convertible promissory note issued by a Subsidiary of the Company.

“Expense Advancement Agreement” means the Expense Advancement Agreement, dated December 1, 2017, by and among LACQ, Hydra Management, LLC, MLCP GLL Funding LLC, and Vora, as amended from time to time.

“FDA” means the U.S. Food and Drug Administration.

“FDA Application Integrity Policy” has the meaning specified in Section 5.31.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“Financing” has the meaning specified in Section 8.9.

“Form S-4” means the registration statement on Form S-4 of LACQ with respect to registration of LACQ Common Stock and LACQ Warrants.

“Form S-8” means the registration statement on Form S-8 of LACQ with respect to registration of options exercisable for LACQ Common Stock.

“Fundamental Representations” has the meaning specified in Section 10.3(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“General Services Administration” means the U.S. General Services Administration.

“Governing Documents” has the meaning specified in Section 5.3.

“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, arbitrator or arbitral body, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may reasonably be expected to be imposed pursuant to Environmental Law.

“Hydra” has the meaning specified in the Recitals.

“Indebtedness” means with respect to any Person and its Subsidiaries, without duplication, any liabilities and obligations, written or unwritten, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment, premium or other penalties and any fees, costs, and expenses thereunder due upon repayment thereof), in respect of (a) indebtedness for borrowed money, including accrued interest (and any cost associated with prepaying any such indebtedness) solely to the extent such indebtedness is prepaid, (b) capitalized lease obligations, (c) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements, mortgages and similar instruments, (e) obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including any earn out liabilities associated with past acquisitions, (f) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person or any of its Subsidiaries and (g) all indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally, in any manner.

“Intellectual Property” means all intellectual property, including any trademarks, trade names, business names, brand names, service marks, logos, indicia of source, internet domain names, computer software and computer programs (other than standard off-the-shelf software), works of authorship, copyrights, industrial designs, games, data, recipes, moral rights, designs, inventions and patents, formulae, processes, know-how and technology and trade secrets, whether domestic or foreign, registered or unregistered, as well as any applications, continuations, continuations in part, divisional applications, and goodwill associated with any of the foregoing.

“Intellectual Property Rights” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (a) trademarks, service marks, names, corporate names, trade names, domain names, URLs, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (b) patents and patent applications, including any provisionals, non-provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, and any invention disclosures (“Patents”), (c) copyrights, copyrightable materials, copyright registration, applications for copyright registration, and copyrightable subject matter (“Copyrights”), (d) rights in software programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (e) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulas, models and methodologies (“Trade Secrets”), (f) all rights in the foregoing and in other similar intangible assets and (g) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 9.4(a).

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means, with respect to the Company, the actual knowledge of D. Lynn Kirkpatrick, Richard Wright and Steve Martin.

“LACQ” has the meaning specified in the Preamble hereto.

“LACQ Board Recommendation” has the meaning specified in the Recitals.

“LACQ Common Stock” means common stock, par value $.0001 per share, of LACQ.

“LACQ Cure Period” has the meaning specified in Section 11.1(d).

“LACQ Disclosure Schedules” has the meaning specified in Article VI.

“LACQ Financial Statements” has the meaning specified in Section 6.10(d).

“LACQ Fundamental Representations” has the meaning specified in Section 10.2(a).

“LACQ Governing Documents” has the meaning specified in the Recitals.

“LACQ Indemnitees” has the meaning specified in Section 8.10(a).

“LACQ Management” means the Executive Chairman, Chief Executive Officer and Chief Financial Officer of LACQ.

“LACQ Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, properties, results of operations or financial condition of LACQ or (b) the ability of LACQ to perform its obligations under this Agreement or to consummate the Transactions; provided, however, in respect of the preceding clause (a), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “LACQ Material Adverse Effect” on or in respect of LACQ: (i) any change in applicable Laws or GAAP or any interpretation thereof, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) any change generally affecting the industry in which LACQ operates or the economy as a whole, (iv) the announcement of this Agreement, any Ancillary Agreement or the consummation of the Transactions or any LACQ Share Redemptions, either individually or in the aggregate, (v) the compliance with the terms of this Agreement or the taking of any action required by this Agreement, (vi) any natural disaster, (vii) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; or (viii) any action taken (or omitted to be taken) at the written request of, or with written consent of, the Company; provided, further, that any event, state of facts, change, development, circumstance, occurrence or effect referred to in clauses (i), (ii), (iii), (vi), or (vii) above may be taken into account in determining if an LACQ Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, properties, results of operations or financial condition of LACQ relative to similarly situated companies in the industry in which LACQ conducts its operations.

“LACQ Material Contract” means a material Contract, as such term is defined under Regulation S-K of the Securities Act, to which LACQ is a party.

“LACQ Placement Warrant” means a warrant issued by LACQ pursuant to that certain Warrant Purchase Agreement, dated as of December 1, 2017, by and between LACQ and the purchasers named therein and any other warrants issued by LACQ in respect of the conversion of any promissory notes.

“LACQ Preferred Shares” has the meaning specified in Section 6.5(a).

“LACQ Public Warrant” means a warrant issued by LACQ in its initial public offering to purchase one share of LACQ Common Stock at an exercise price of $11.50.

“LACQ SEC Reports” has the meaning specified in Section 6.20.

“LACQ Securities” has the meaning specified in Section 6.5(a).

“LACQ Share Redemption” means the election of an eligible (as determined in accordance with the LACQ Governing Documents) holder of LACQ Common Stock to redeem all or a portion of the shares of LACQ Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the LACQ Governing Documents) in connection with the Transaction Proposals.

“LACQ Special Meeting” means a meeting of the holders of LACQ Common Stock to be held for the purpose of approving the Transaction Proposals.

“LACQ Stockholder” means a holder of LACQ Common Stock.

“LACQ Stockholder Approval” means the approval and adoption of this Agreement and consummation of the Transactions, by an affirmative vote of the holders of a majority of the outstanding shares of LACQ Common Stock at a stockholders’ meeting duly called and held for such purpose.

“LACQ Termination Fee” has the meaning specified in Section 11.2(a).

“LACQ Warrant” means the LACQ Public Warrants and the LACQ Placement Warrants.

“Law” means any statute, law (including common law), ordinance, rule, code, regulation or Governmental Order, in each case, of any Governmental Authority and having the force of law.

“Leased Personal Property” means all personal or movable property leased or subleased by the Company or any of its Subsidiaries.

“Leased Real Property” means all real property leased, licensed or subleased by the Company or any of its Subsidiaries as lessee, sublessee or licensee pursuant to a Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 5.13.

“Letter of Transmittal” has the meaning specified in Section 4.2(b).

“Lien” means any lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, lease, right-of-way, easement, encroachment, restriction on transfer, title defect, option, right of first refusal or offer, license or other lien of any kind.

“Lock-Up Agreements” has the meaning specified in Section 7.9.

“Material Contracts” means any Contract (including a letter of intent) to which the Company or one or more of its Subsidiaries are a party or by which any of their respective assets are bound that: (a) if terminated would materially impair the ability of the Company or any of its Subsidiaries to carry on its respective business in the ordinary course of business or would constitute a Company Material Adverse Effect; (b) contains any non-competition obligations that would materially restrict or limited the ability to conduct the Business or otherwise restricts or purports to restrict in any material way the Business of the Company or its Subsidiaries; (c) relates to Indebtedness or the granting or evidencing a Lien on any material property or asset of the Company or any Subsidiary thereof (other than a Permitted Lien) (a “Material Debt Contract”); (d) is a Contract with an Affiliate, director, officer, equityholder or shareholder of the Company or a Subsidiary thereof or with an Affiliate of any such Person or that is otherwise set forth on Section 5.27 of the Company Disclosure Schedules, other than a Contract with an employee of the Company which is terminable on no more than 60 days’ notice without the payment of severance; (e) is a joint venture, alliance or partnership agreement (except as entered into in the ordinary course of business or that is not material to the Company or its Subsidiaries, taken as a whole); (f) relates to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders or Contracts for material, supplies, equipment or other assets or properties or services in the ordinary course of business) in excess of $250,000 in the aggregate; (g) involves the future disposition or acquisition of assets or properties in connection with any merger, consolidation or similar business combination transaction, whether or not enforceable, involving consideration of more than $250,000; (h) relates to a completed acquisition by the Company or its Subsidiaries of any operating business or the capital stock or other equity interests of any other Person pursuant to which the Company or its Subsidiaries has material continuing obligations as of the date hereof; (i) involves any resolution or settlement since December 31, 2020 of any actual or threatened litigation, arbitration, claim or other dispute, excluding any claims covered by insurance, involving (A) payment obligations in excess of $250,000 individually or (B) material non-monetary restrictions or obligations on the part of the Company or its Subsidiaries which remain in effect as of the date hereof; (j) provides for indemnification by the Company or its Subsidiaries (except as entered into in the ordinary course of business or that is not material to the Company or its Subsidiaries, taken as a whole); (k) Real Property Leases; (l) any executory contract relating to the research and development of pharmaceutical products, including any consulting, service, collaboration, sponsor or supplier agreements involving clinical and pre-clinical studies, chemical analysis, biological screening, imaging, drug formulation, process development, and the supply or storage of samples, materials, and equipment related thereto; (m) relates to the Company or its Subsidiaries (1) granting rights in or to use any Patents, except for Contracts with service providers to which the Company or any of its Subsidiaries grants a license solely for the purpose of providing services to the Company or such Subsidiary, (2) receiving rights in or to any Intellectual Property Rights that is used or currently intended for use in, or otherwise necessary to manufacture, any Company Product Candidates, or (3) other than as described in the foregoing clauses (1) and (2), granting or receiving rights in or to any Intellectual Property Rights material to the Business; or (n) relates to any exclusive grants of rights in or to any material Company IP by the Company or any of its Subsidiaries.

“Material Debt Contract” has the meaning specified in the definition of “Material Contracts”.

“Material Permit” means any Permit of the Company and/or its Subsidiaries that is material to the operation of their respective businesses.

“Merger” has the meaning specified in Section 2.1.

“Merger Effective Time” has the meaning specified in Section 2.2.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Stockholder Approval” means the adoption and approval of this Agreement by LACQ in its capacity as the sole stockholder of Merger Sub.

“MLCP” has the meaning specified in the Recitals.

“Multiemployer Plan” means a Company Plan that applies to or permits participation by employers that are not Affiliates of the Company, including any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“NASDAQ” means the NASDAQ Stock Market.

“Newly Issued Convertible Notes” has the meaning specified in Section 7.1(k).

“Notice Period” has the meaning specified in Section 8.1(d)(ii).

“Outside Date” has the meaning specified in Section 11.1(c)(iii).

“Owned Personal Property” means all personal or movable property owned by the Company or any of its Subsidiaries.

“Ownership Allocation Schedule” has the meaning specified in Section 4.1(d).

“Party” or “Parties” has the meaning specified in the Preamble hereto.

“Per Share Merger Consideration” has the meaning specified in Section 4.1(a)(i).

“Permits” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, registration or other authorization of and from any person, including any Governmental Authority.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (if deemed appropriate), (b) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the Financial Statements, (c) Liens securing rental payments under capital lease agreements, (d) liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are title exceptions disclosed on the title insurance policy for the Leased Real Property, or (ii) do not materially interfere with the present uses, value or marketability of such real property, (e) Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to Indebtedness, and (f) Liens described on Section 1.1(b) of the Company Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that can be used to personally identify, locate or contact an individual, including an employee, contractor, customer, or potential customer of Company or its Subsidiaries including, without limitation: name, address, telephone number and electronic mail address sensitive personally identifiable information (e.g., social security number, social insurance number, bank account number or credit card number) and any special categories of personal information regulated or covered by Laws relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy.

“Privacy Contracts” has the meaning specified in Section 5.25(a).

“Privacy Laws” means all Laws relating to privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing and workplace privacy laws, rules and regulations that apply to the Company or its Subsidiaries.

“Prohibited Payment” has the meaning specified in Section 5.26(b).

“Proposed Changed Terms” has the meaning specified in Section 8.1(d)(iv).

“Proxy Statement” means the proxy statement filed by LACQ on Schedule 14A with respect to the LACQ Special Meeting to approve the Transaction Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus, including the Proxy Statement, relating to the Transactions which shall constitute a proxy statement of LACQ to be used for the LACQ Special Meeting to approve the Transaction Proposals (which shall also provide the LACQ Stockholders with the opportunity to redeem their shares of LACQ Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the LACQ Common Stock to be offered and issued to the Company Stockholders and the effect of the Transactions on the Company Options and Company Warrants pursuant to Section 4.4, in all cases in accordance with and as required by the LACQ Governing Documents, applicable Law, and the rules and regulations of NASDAQ.

“Real Property Leases” means each of the lease agreements related to the Leased Real Property.

“Registered Company IP” means all Company IP that is (a) owned, exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company or any of its Subsidiaries and (b) registered, filed or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, domain names, and all applications for registration of any of the foregoing.

“Regulatory Approvals” means, collectively, approvals required under all sanctions, rulings, consents, filings, orders, registrations, exemptions, permits and no action letters, approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any Governmental Authority required in order to effect the Closing in accordance with applicable Laws.

“Release” means any release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Material, whether accidental or intentional, into the Environment that would constitute a violation of Environmental Law.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under applicable Trade Control Laws (including Russia, Cuba, Iran, North Korea, Sudan, Syria and Crimea region of Ukraine).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Securities Forms effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” has the meaning specified in Section 5.24.

“Securities Forms” has the meaning specified in Section 9.2(a).

“Sponsor Share” means a share of LACQ Common Stock held by a Sponsor or its Affiliates.

“Sponsor Warrant” means a LACQ Warrant held by a Sponsor or its Affiliates.

“Sponsors” means Daniel B. Silvers, A. Lorne Weil, George Peng, Eric Carrera, MLCP, Matthews Lane Capital Partners LLC and Hydra.

“Standard Contract” means (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services and (b) Contracts with the employees or contractors of the Company or any of its Subsidiaries substantially on the Company’s or such Subsidiary’s standard forms.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is or controls, directly or indirectly, a general partner or managing member.

“Superior Business Combination Proposal” shall mean an unsolicited bona fide written offer made to LACQ by a third party or “group” to enter into a merger, consolidation, amalgamation, share exchange, share purchase, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) LACQ’s stockholders prior to such transaction in the aggregate cease to own at least seventy-five percent (75%) of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing seventy-five percent (75%) or more of the LACQ Securities, that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (ii) is on terms and conditions that the LACQ board of directors determines in good faith, following consultation with its outside legal counsel and financial advisor, is reasonably likely to be more favorable, from a financial point of view, to LACQ stockholders than the terms contemplated by this Agreement; and (iii) is more likely than not to be consummated by the Outside Date; provided, however, that any such offer shall not be deemed to be a “Superior Business Combination Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Company” has the meaning specified in Section 2.1.

“Tax Return” means any return, declaration, election, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, government-sponsored pension plan premiums or contributions, employment/unemployment insurance, employer health or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 11.1(c)(i).

“Terminating LACQ Breach” has the meaning specified in Section 11.1(d)(i).

“Trade Control Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the Office of Foreign Assets Control or the U.S. Department of State) and the United Nations Security Council, and all anti-boycott Laws administered by the U.S. Department of Commerce and U.S. Department of Treasury’s Internal Revenue Service.

“Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of LACQ, the Company and the Sponsors, in each case, at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including (a) the fees and expenses of legal counsel, accountants, underwriters and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to Public Company Accounting Oversight Board standards and quality of earnings reports, and (b) all such costs, fees and expenses payable in connection with or otherwise triggered by the Transactions.

“Transaction Proposals” has the meaning specified in Section 8.7(a).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, property or other similar Taxes.

“Trust Account” has the meaning specified in Section 6.21.

“Trust Account Amount” has the meaning specified in Section 8.3.

“Trust Agreement” has the meaning specified in Section 6.21.

“Trustee” has the meaning specified in Section 6.21.

“Unaudited Financial Statements” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the related unaudited consolidated statement of operations for the year then ended.

Section 1.2 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) all references to “ordinary course,” “ordinary course of business” and “ordinary course of business consistent with past practice” shall mean, with respect to any Person, the usual and ordinary course of such Person’s business consistent with past custom and practice (including with respect to frequency, quantity and magnitude). Unless the context otherwise requires, references herein: (v) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (w) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof (and, if applicable, as permitted by this Agreement) (x) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (y) to a Person are also to its successors and permitted assigns; and (z) the use of “or” is not intended to be exclusive unless expressly indicated otherwise. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II.
MERGER

Section 2.1 Merger. Subject to the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (sometimes hereinafter referred to as the “Surviving Company”) and upon the Merger, the separate corporate existence of Merger Sub shall cease.

Section 2.2 Merger Effective Time Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger in customary form reasonably acceptable to LACQ and the Company (the “Certificate of Merger”) shall be duly executed by the Company and Merger Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as LACQ and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Merger Effective Time”).

Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Merger Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all liabilities and duties of the Company and Merger Sub shall become the liabilities and duties of the Surviving Company.

Article III.
CLOSING

Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article X have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as LACQ and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in Article X, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, LACQ, the Company and Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in sections 251 and 103 of the DGCL.

Section 3.2 Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub shall be the certificate of incorporation of the Surviving Company at and immediately after the Merger Effective Time, until thereafter amended in accordance with its terms or the DGCL. The bylaws of Merger Sub in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Company at and immediately after the Merger Effective Time, until thereafter amended as provided therein or under the DGCL. Within fifteen (15) Business Days following the date hereof, the Parties shall agree upon (i) the form of amended and restated certificate of incorporation of LACQ, which, subject to the approval of the LACQ Stockholders, shall become the certificate of incorporation of LACQ at the Merger Effective Time until thereafter amended as provided therein or under the DGCL and (ii) the form of amended and restated bylaws of LACQ, which shall becomes the bylaws of LACQ at the Merger Effective Time until thereafter amended as provided therein or under the DGCL.

Section 3.3 Board of Directors; Officers. The Parties shall take all actions necessary to ensure that immediately following the Merger Effective Time, (i) the board of directors of LACQ shall be comprised of two individuals designated by LACQ and five individuals designated by the Company and (ii) the officers of the Company immediately prior to the Closing shall be the officers of LACQ.

Section 3.4 Payment of Transaction Expenses. No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, each of LACQ and the Company shall provide to the other party a written report setting forth the aggregate amount of all Transaction Expenses to be paid in cash (rather than Equity Securities of the Surviving Company) by or on behalf of such party to third parties and such Transaction Expenses shall be paid by the Surviving Company to the applicable third parties immediately after Closing, as directed in such written reports by LACQ in the sole discretion of LACQ Management (in the case of LACQ’s Transaction Expenses), and as directed by the Company (in the case of the Company’s Transaction Expenses); provided, however, that (a) the aggregate amount of such Transaction Expenses to be paid on behalf of LACQ shall not cause the amount of LACQ’s available cash at Closing to be reduced below $5,000,000 (after accounting for the payment in cash of such Transaction Expenses even if not paid prior to the Closing), (b) LACQ Management may, in its sole discretion, direct that some or all of such Transaction Expenses be paid through the issuance of Equity Securities of LACQ rather than through direct cash payments and (c) the aggregate amount of such Transaction Expenses to be paid on behalf of the Company shall not exceed the amount set forth on Section 3.4(b) of the Company Disclosure Schedules.

Article IV.
MERGER CONSIDERATION; EFFECT OF THE MERGER ON CAPITAL STOCK

Section 4.1 Conversion of Securities.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of LACQ, Merger Sub or any other Person:

(i) each share of Company Common Stock (other than Dissenting Shares but including Company Common Stock resulting from the Convertible Notes Conversion) issued and outstanding immediately prior to the Merger Effective Time shall be canceled and converted into the right to receive a fraction of a share of LACQ Common Stock equal to the Exchange Ratio (collectively, the “Per Share Merger Consideration”), subject to rounding pursuant to Section 4.2(i);

(ii) each share of capital stock of the Company held in the treasury of the Company immediately prior to the Merger Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii) each share of common stock of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company; and

(iv) each Dissenting Share issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist in accordance with Section 4.3(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3(a).

(b) At the Merger Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, cease to represent a warrant to acquire shares of Company Common Stock and shall be converted into a warrant to acquire a number of shares of LACQ Common Stock (each such resulting warrant, an “Assumed Warrant”) equal to (i) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio (which resulting amount of shares of LACQ Common Stock shall be rounded down to the nearest whole number), at an exercise price per share equal to (A) the exercise price per share of Company Common Stock subject to such Company Warrant immediately prior to the Merger Effective Time, divided by (B) the Exchange Ratio (which exercise price shall be rounded up to the nearest whole cent), in each case, as set forth in the Ownership Allocation Schedule. Except as specifically provided above, following the Merger Effective Time, each Assumed Warrant shall continue to be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. LACQ shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares of LACQ Common Stock for delivery upon the exercise of such Assumed Warrants.

(c) At the Merger Effective Time, each Company Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, shall automatically, without any action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into an option to purchase a number of shares of LACQ Common Stock (such option, an “Exchanged Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Merger Effective Time, multiplied by (ii) the Exchange Ratio (which resulting amount of shares of LACQ Common Stock shall be rounded down to the nearest whole number), at an exercise price per share equal to (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Merger Effective Time, divided by (B) the Exchange Ratio , (which exercise price shall be rounded up to the nearest whole cent) in each case, as set forth in the Ownership Allocation Schedule. Except as specifically provided above, following the Merger Effective Time, each Exchanged Option shall continue to be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Merger Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions.

(d) Section 4.1(d) of the LACQ Disclosure Schedules (the “Ownership Allocation Schedule”) describes (a)(x) each holder of Company Common Stock (after taking into account the Convertible Notes Conversion) and (y) in respect of such holder, the aggregate Per Share Merger Consideration receivable by each such holder (such holder’s “Aggregate Holder Per Share Merger Consideration”) of Company Common Stock pursuant to the terms of this Agreement, (b) each Exchanged Option that will be outstanding as of the Closing, and, with respect to such Exchanged Option, the number of shares of LACQ Common Stock issuable upon exercise of such Exchanged Option and the exercise price of such Exchanged Option, and (c) each Assumed Warrant that will be outstanding as of the Closing, and, with respect to such Assumed Warrant, the number of shares of LACQ Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant. LACQ and Merger Sub shall be entitled to rely fully on the information in the Ownership Allocation Schedule in issuing the Aggregate Holder Per Share Merger Consideration and converting the Company Options and Company Warrants into the Exchanged Options and Assumed Warrants, respectively. Each of LACQ and the Company hereby acknowledge and agree that the Ownership Allocation Schedule sets forth the agreement among the Parties as to the allocation and issuance of the aggregate consideration in respect of the Transactions and, in the case of any discrepancy as between the Ownership Allocation Schedule and the operation of any other provision in this Agreement (including Section 4.1), the Ownership Allocation Schedule will control. In the event application of the provisions set forth above in this Section 4.1 would not result in the treatment of such Equity Securities of the Company as set forth in the Ownership Allocation Schedule at the Merger Effective Time (and the resulting allocation and issuance of consideration set forth in such Ownership Allocation Schedule), the Parties shall work together in good faith to amend such provisions so as to give effect to the intended result set forth in the Ownership Allocation Schedule. Notwithstanding anything to the contrary herein, (i) the aggregate consideration in respect of the Transactions shall in no event exceed the aggregate amounts of Aggregate Holder Per Share Merger Consideration (as may be updated in accordance herewith in respect of any Newly Issued Convertible Notes), Exchanged Options and Assumed Warrants (including the aggregate amount of LACQ Common Stock underlying such Exchanged Options and Assumed Warrants) reflected in the Ownership Allocation Schedule; and (ii) the aggregate number of shares of LACQ Common Stock to be issued (or underlying Equity Securities of LACQ to be issued) to holders of the Company’s Equity Securities (excluding Exchanged Options and Assumed Warrants) in consideration for the Transactions shall not exceed (A) 17,500,000 shares of LACQ Common Stock, plus (B) the Additional LACQ Stock Consideration. No later than five (5) Business Days prior to the Closing Date, if the Parties mutually agree, the Parties shall update such Ownership Allocation Schedule to the extent necessary to reflect any developments between the date hereof and the Closing Date, including with respect to any Newly Issued Convertible Notes and the Additional LACQ Stock Consideration attributable thereto; provided, however, that unless LACQ expressly agrees, such updated Ownership Allocation Schedule will not provide for the allocation or issuance of consideration in respect of any Equity Securities of the Company issued after the date hereof in violation of Section 7.1(k), which Equity Securities shall, for the avoidance of doubt, be cancelled, effective as of the Merger Effective Time.

(e) Immediately prior to the Merger Effective Time, the Company shall cause the outstanding principal and accrued but unpaid interest due on the Existing Convertible Notes and the Newly Issued Convertible Notes (collectively, the “Company Convertible Notes”) to be converted into the applicable number of shares of Company Common Stock provided for under the terms of such Company Convertible Notes (the “Convertible Notes Conversion”). All of the Company Convertible Notes converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities. Notwithstanding anything to the contrary in this Section 4.1, in addition to the Aggregate Holder Per Share Merger Consideration payable to the holders of Company Common Stock resulting from the conversion of the Existing Convertible Notes (as set forth in the Ownership Allocation Schedule on the date hereof), the holders of Company Common Stock resulting from the conversion of Newly Issued Convertible Notes shall also be entitled to receive the Per Share Merger Consideration in respect of such Company Common Stock pursuant to Section 4.1(a)(i) (such consideration attributable to Company Common Stock resulting from the conversion of Newly Issued Convertible Notes, the “Additional LACQ Stock Consideration”).

(f) At or prior to the Merger Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Common Stock pursuant to Section 4.1(a), the treatment of the Company Warrants pursuant to Section 4.1(b) and the treatment of the Company Options pursuant to Section 4.1(c).

Section 4.2 Exchange of Securities.

(a) Exchange of Certificates; Exchange Agent. Prior to the Closing Date, LACQ shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by LACQ and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock as of immediately prior to the Merger Effective Time, for exchange in accordance with this Article IV, the number of shares of LACQ Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to Section 4.1(a) (such shares of LACQ Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 4.2(c), being hereinafter referred to as the “Exchange Fund”). At the Merger Effective Time, LACQ shall deliver irrevocable instructions to the Exchange Agent to deliver the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 4.2(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Prior to the Merger Effective Time, LACQ shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 4.1 a letter of transmittal, which shall be in a form reasonably acceptable to LACQ and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Merger Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and LACQ shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 4.1, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.2, each Certificate representing shares of Company Common Stock entitled to receive the applicable Per Share Merger Consideration in accordance with Section 4.1 shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 4.1.

(c) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Merger Effective Time with respect to the LACQ Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of LACQ Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 4.2(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, LACQ shall pay or cause to be paid to the holder of the shares of LACQ Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to such shares of LACQ Common Stock and not paid, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such shares of LACQ Common Stock with a record date after the Merger Effective Time and prior to surrender, but with a payment date occurring after such surrender.

(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of a share of Company Common Stock or pursuant to Section 4.3 in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to LACQ Common Stock or the Company Common Stock occurring on or after the date hereof and prior to the Merger Effective Time; provided, however, that this Section 4.2(e) shall not be construed to permit LACQ or the Company to take any actions with respect to their respective securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock by the 180th day after the Merger Effective Time shall be delivered to LACQ. Any holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to LACQ for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of LACQ, free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, LACQ or the Surviving Company shall be liable to any holder of Company Common Stock for any LACQ Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.2.

(h) Withholding. The Exchange Agent and each of LACQ, the Company, the Merger Sub, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement to any holder of a Company Warrant, a Company Option or Company Common Stock, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local, or non-U.S. Tax Law. As soon as reasonably practicable prior to making any deduction or withholding pursuant to this Section 4.2(h), the Exchange Agent and each of LACQ, the Company, the Merger Sub, the Surviving Company and their respective Affiliates, as applicable, shall use commercially reasonable efforts to (i) provide written notice to the Company of any anticipated deduction or withholding (together with the legal basis therefor), and (ii) at the written request of the Company, cooperate in good faith to reduce or eliminate any amounts that would otherwise be deducted or withheld. Notwithstanding anything to the contrary in this Section 4.2(h), (x) nothing shall prevent any payor under this Agreement from timely remitting any amounts to a Governmental Authority, and (y) to the extent that any amounts are deducted or withheld and timely remitted to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued, or transferred to the Person in respect of which such deduction and withholding was made.

(i) Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of LACQ Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of LACQ Common Stock (after aggregating all fractional shares of LACQ Common Stock that otherwise would be received by such holder) shall instead receive the number of shares of LACQ Common Stock to be issued to such Person rounded down in the aggregate to the nearest whole share of LACQ Common Stock.

Section 4.3 Appraisal and Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Merger Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 4.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

Prior to the Closing, the Company shall give LACQ (i) prompt notice (and in any event within one Business Day) of any demands for appraisal received by the Company, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands. The Company shall consult with LACQ prior to making any payment with respect to demands for appraisal or offering to settle or settling any such demands. Prior to the Merger Effective Time, the Company shall not, except with the prior written consent of LACQ, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedules delivered by the Company and its Subsidiaries on the date of this Agreement (the “Company Disclosure Schedules”) (each section of which, subject to Section 12.8, qualifies (i) the correspondingly numbered and lettered representations in this Article V, and (ii) such other applicable representations in this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such Company Disclosure Schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section), the Company represents and warrants to LACQ as of the date of this Agreement as follows:

Section 5.1 Due Authorization.

(a) The Company has all requisite corporate power and authority, and has taken all requisite corporate action necessary (other than the Company Stockholder Approval), to execute and deliver this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the consummation of the Transactions have been or will be duly and validly authorized and approved by the Company’s board of directors. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, other than the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the board of directors of the Company has duly adopted resolutions (i) approving this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and the Transactions and (ii) authorizing and approving the execution, delivery and performance of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the Transactions.

Section 5.2 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, or designation, declaration or filing with, notification to, or Permit of any Governmental Authority or other Person is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution or delivery of this Agreement, any Ancillary Agreement to which it is, or will be, a party, or the consummation of the Transactions, except for (a) the Company Stockholder Approval; (b) any consents, approvals, authorizations, designations, declarations or filings, the failure of which to be obtained would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; and (c) as otherwise disclosed on Section 5.2 of the Company Disclosure Schedules.

Section 5.3 Corporate Organization and Qualification. The Company is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own, lease and operate its assets as now owned, leased and operated and to carry on its business as it is now being conducted. The Company has made available true and complete copies of the certificate of incorporation and bylaws (“Governing Documents”) of the Company as amended through the date hereof, and each such Governing Document is in full force and effect. The Company is duly qualified or licensed to do business in and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its business requires it to qualify, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 5.4 Capitalization of the Company. As of the date hereof, the authorized share capital of the Company consists of (i) 500,000,000 shares of Company Common Stock, of which 239,465,168 shares are issued and outstanding as of the date of this Agreement and (ii) 50,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date of this Agreement. As of the date hereof, 71,813,169 Company Options and 300,000 Company Warrants are issued and outstanding, each of which Company Options and Company Warrants is exercisable for one share of Company Common Stock. The Equity Securities of the Company (a true and complete listing of which is set forth on Section 5.4 of the Company Disclosure Schedules specifying (i) the names of all record holders and (ii) the number of issued and outstanding shares of capital stock of the Company held thereby) represent all the issued and outstanding Equity Securities of the Company, are fully paid, non-assessable and have been duly authorized and validly issued in compliance with all applicable Laws including, without limitation, applicable securities Laws and in compliance with the Governing Documents of the Company or any Contract to which the Company is a party, or by which it is bound.

Section 5.5 Subsidiaries. A complete list of each Subsidiary of the Company and such Subsidiary’s jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 5.5 of the Company Disclosure Schedules. The Company, directly or indirectly, owns all of the outstanding securities of each of its Subsidiaries, except as disclosed in Section 5.5 of the Company Disclosure Schedules. All of the issued and outstanding securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive or other similar rights. The Company has made available true and complete copies of the Governing Documents of each Subsidiary, in each case, as amended through the date hereof, and each such Governing Document is in full force and effect. Each Subsidiary is an entity duly organized and validly existing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business in and is in good standing in every jurisdiction in which its ownership or lease of property or the conduct of its business requires it to qualify, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except for the direct or indirect Equity Securities in the Subsidiaries of the Company, neither the Company nor any Subsidiary thereof owns, directly or indirectly, any Equity Securities of any Person.

Section 5.6 Equity Rights in the Company and its Subsidiaries. Except as set forth on Section 5.6 of the Company Disclosure Schedules: (a) there are no options, warrants, purchase rights, subscription rights, conversion privileges, exchange rights or pre-emptive rights or other rights, agreements, arrangements or commitments of a similar nature to which the Company or any of its Subsidiaries is bound relating to the outstanding or unissued share capital or other Equity Securities of the Company or any of its Subsidiaries or obligation to issue any Equity Securities of, or other equity interest in, the Company or any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares or other Equity Securities of the Company or any of its Subsidiaries; or (b) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company. Except for the stock options set forth on Section 5.6(A) of the Company Disclosure Schedules, or stock options which, in the aggregate, are exercisable for no more than 500,000 shares of Company Common Stock, none of the Company’s stock options, warrants or other agreements or understandings between the Company and any holder of any Company securities or rights exercisable, convertible or exchangeable for Company securities contains a provision for acceleration of vesting, exercisability, convertibility or otherwise (or lapse of a repurchase right) upon the occurrence of any event or series of related events. Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company or any of its Subsidiaries are issuable and no rights in connection with any shares, warrants, options or other securities of the Company or any of its Subsidiaries accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). There are no outstanding or authorized share appreciation, phantom stock, stock unit, phantom unit, profit participation or similar rights with respect to the share capital of, or other equity or voting interests in, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter. There are no irrevocable proxies and no voting agreements with respect to any capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

Section 5.7 Contracts; No Defaults. True and complete copies of all Material Contracts, including all amendments and modification thereof, have been made available to LACQ prior to the date hereof and are set forth on Section 5.7 of the Company Disclosure Schedules (in a manner corresponding with the enumerated categories of the definition of Material Contracts). With respect to all Material Contracts, (i) such Material Contracts are valid and binding obligations, on the one hand, of the Company or its Subsidiaries (as applicable), and on the other hand, to the knowledge of the Company, of the other party to such Material Contract, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general principles of equity; (ii) the Company and its Subsidiaries have materially performed all respective obligations required to be performed by it to date under the Material Contracts and neither the Company nor any Subsidiary is in material breach or material default under any Material Contract; (iii) the Company and its Subsidiaries have performed in all material respects its respective obligations required to be performed by it to date under the Material Debt Contracts; and (iv) neither the Company nor any Subsidiary has received any notice (whether written or oral) of any material breach or material default under any Material Contract or with respect to any Material Debt Contract, any breach, default or event of default under such Material Debt Contract, nor, to the knowledge of the Company or its Subsidiaries, has any such breach or default been alleged by the counterparty to such Material Contract.

Section 5.8 No Conflict. Except as set forth on Section 5.8 of the Company Disclosure Schedules, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.2 of the Company Disclosure Schedules, the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company or any of its Subsidiaries (nor, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of, or default under, terminate, result in the termination of, accelerate the performance required by, or give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under any Contract, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets may be bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, after notice or lapse of time or both, would result in any such violation, conflict, default, breach, termination or creation of a Lien (other than Permitted Liens) or (e) result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person applicable to the Company or any of its Subsidiaries, except, in the case of clause (c), as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.9 Legal Compliance. The Company and its Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, be, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 5.10 Financial Statements. The Company has made available to LACQ true, correct and complete copies of the Financial Statements, copies of which are attached to Section 5.10 of the Company Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (and in the case of the Audited Financial Statements, with only such deviations therefrom as indicated in the notes to the Audited Financial Statements), and fairly present in all material respects the consolidated financial position and results of operations and, in the case of the Audited Financial Statements, the changes in stockholders’ equity and cash flow of the Company and its Subsidiaries for the periods covered and as of the respective dates thereof. The Unaudited Financial Statements are subject to year-end audit adjustments and do not contain footnote disclosures.

Section 5.11 Undisclosed Liabilities. Except as set forth on Section 5.11 of the Company Disclosure Schedules, as of the date of this Agreement, there is no liability of any nature against the Company or any of its Subsidiaries, taken as a whole, (whether contingent, accrued, absolute, known or unknown, required to be reflected or reserved against on the face of a balance sheet prepared in accordance with GAAP or otherwise), except for liabilities (i) reflected or reserved for on the balance sheet (including the notes thereto) included in the Unaudited Financial Statements, (ii) that have arisen since the date of the balance sheet included in the Unaudited Financial Statements in the ordinary course of business of the Company and its Subsidiaries, or (iii) which would not, or would not reasonably be expected to have, individually or in the aggregate, material impact on the financial position of the Company and its Subsidiaries, taken as a whole.

Section 5.12 Absence of Certain Changes. Except as set forth on Section 5.12 of the Company Disclosure Schedules, since December 31, 2020, (a) each of the Company and its Subsidiaries has carried on its business in the ordinary course of business in all material respects and there has not been a Company Material Adverse Effect, (b) none of the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (c) neither the Company nor any Subsidiary has taken action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any covenant set forth in clauses (d), (f), (h), (i), (j)(ii), (o), and (p) of Section 7.1.

Section 5.13 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the knowledge of the Company or its Subsidiaries, threatened in writing, material lawsuits, actions, suits, judgments, claims or other proceedings at law or in equity (collectively, “Legal Proceedings”) against the Company or any of its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any of their respective directors, officers or employees (in their capacity as such). Except as set forth on Section 5.13(a) of the Company Disclosure Schedules, no investigations or other inquiries are pending or, to the knowledge of the Company or its Subsidiaries, threatened by any Governmental Authority, against the Company or any of its Subsidiaries, or, to the knowledge of the Company or its Subsidiaries, any of their respective officers, directors or employees (in their capacity as such), that in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, individually or taken as a whole. Except as set forth on Section 5.13(b) of the Company Disclosure Schedules, there is no outstanding Governmental Order imposed upon the Company or any of its Subsidiaries; nor are any assets of the Company’s or its Subsidiaries’ respective business, bound or subject to any Governmental Order, that in the aggregate would reasonably be expected to be material to the Company and its Subsidiaries, individually or taken as a whole.

Section 5.14 Taxes. Except as set forth on Section 5.14 of the Company Disclosure Schedules:

(a) The Company and each of its Subsidiaries has: (A) duly and timely filed, or caused to be so filed, all material Tax Returns required to be filed by it (taking into account any valid extension of the due date for filing), other than those which have been administratively waived, and all such Tax Returns are true, complete and correct in all material respects; (B) paid on a timely basis, all material Taxes and all assessments and reassessments of material Taxes due and payable, other than Taxes which are being or have been contested in good faith and for which adequate accruals have been established in accordance with the Code; (C) duly and timely withheld, or caused to be withheld, all material Taxes required by applicable Laws to be withheld by it, and duly and timely remitted, or caused to be remitted, in all material respects, such withheld amounts to the appropriate Governmental Authority as required by applicable Laws; and (D) duly and timely collected, or caused to be collected, any material sales or Transfer Taxes required by applicable Laws to be collected by it and duly and timely remitted, in all material respects, to the appropriate Governmental Authority any such amounts required by applicable Laws to be remitted by it.

(b) There are no audits, investigations, proceedings, assessments or reassessments in progress (or any objections thereto), or to the knowledge of the Company or any of its Subsidiaries, pending or threatened by any Governmental Authority, and there are no ruling requests pending, with respect to Taxes against or with respect to the Company or any of its Subsidiaries or any assets thereof.

(c) There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, the Company or any of its Subsidiaries.

(d) No written claim has been made in the preceding three (3) years by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) Neither the Company nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes, other than (i) agreements among the Company and its Subsidiaries set forth on Section 5.14(e) of the Company Disclosure Schedules or (ii) customary Tax indemnification or allocation provisions included in any ordinary course commercial agreement the primary subject of which is not Tax.

(f) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing any Tax Return or paying any Taxes (other than a group of which the Company or any Subsidiary is the common parent) or (ii) has any liability for the payment of Taxes of any Person as a successor or transferee.

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company and each of its Subsidiaries, no facts or circumstances could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(i) Neither the Company nor any of its Subsidiaries (i) has deferred any payroll Taxes pursuant to the CARES Act or Notice 2020-65, (ii) has claimed any employee retention credits pursuant to the CARES Act, or (iii) are the beneficiaries of any other COVID-19 related loan programs or tax deferral relief of state and local Governmental Authorities.

Section 5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all Registered Company IP as of the date of this Agreement, specifying as to each, as applicable: (i) the registration or application number of such Intellectual Property Right; (ii) the status of such Intellectual Property Right (i.e., whether registered or a pending application); (iii) the owner(s) of such Intellectual Property Right; (iv) the date on which such Intellectual Property Right was filed with the relevant Governmental Authority; and (v) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.

(b) To the knowledge of the Company, the conduct of the Business does not infringe, misappropriate, or otherwise materially violate, and has not infringed, misappropriated, or otherwise materially violated, any Person’s Intellectual Property Rights. Since their formation, neither the Company nor any of its Subsidiaries has been sued or charged in writing with, or to the knowledge of the Company charged orally with, or been a defendant in any Action that involves a claim of infringement, misappropriation or other material violation of any Intellectual Property Rights. Neither the Company nor any of its Subsidiaries has received any opinion of counsel that the planned operation of the Business (including the research, development, manufacturing, sale or other commercialization of any Company Product Candidates) will infringe, misappropriate, or otherwise materially violate any Intellectual Property Right of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise materially violating any Company IP that is owned by or exclusively licensed to the Company or any of its Subsidiaries.

(c) Any Intellectual Property Rights used by the Company and/or its Subsidiaries in the performance of any Contract (existing as of the date of this Agreement), which are purported to be exclusively or jointly owned by the Company or any of its Subsidiaries prior to initiation of such performance, will remain exclusively or jointly owned, as applicable, by the Company or such Subsidiary upon the performance of such Contract by the Company or such Subsidiary, and, to the knowledge of the Company, no third party has any claim of ownership with respect to any such Intellectual Property Rights, other than any Permitted Liens.

(d) The Company or any of its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations (including Patents), record owner of all Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including all Registered Company IP set forth (or that are obligated to be set forth) on Section 5.15(a) of the Company Disclosure Schedules. All Registered Company IP is subsisting and, except for pending applications, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, there has been no Action asserted or threatened challenging the ownership, scope, validity or enforceability of any applications or registrations for Patents or other material Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis for such an Action.

(e) Each employee, agent, consultant and contractor who has contributed to or participated in the creation or development of any Company IP owned or purported to be owned by the Company or any of its Subsidiaries (including Copyrights, Patents, Trademarks, and Trade Secrets), on behalf or for the benefit of the Company or any of its Subsidiaries or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” Contract under which the Company or any of its Subsidiaries is deemed to be the original owner/author of all Intellectual Property Rights therein; or (ii) has executed a Contract in favor of the Company or any of its Subsidiaries (or such predecessor in interest, as applicable) assigning to the Company or such Subsidiary all right, title and interest in such Intellectual Property Rights. To the knowledge of the Company, all compensation due under applicable Law and pursuant to such Contracts has been paid. The Company has made available to LACQ all forms of Standard Contracts other than “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services.

(f) None of the execution, delivery or performance by the Company or any of its Subsidiaries of this Agreement or any of the Ancillary Agreements to which the Company or any such Subsidiary is a party or the consummation by the Company and its Subsidiaries of the Transactions will cause any Patent or Trade Secret included in the Company IP or any other material item of Company IP to not be owned, licensed or available for use by the Company and its Subsidiaries on the same terms and conditions immediately following the Closing.

(g) The Company and its Subsidiaries have taken commercially reasonable measures to safeguard and maintain the confidentiality and value of all Trade Secrets and other items of Intellectual Property Rights owned by or licensed to the Company or its Subsidiaries that are confidential, including by requiring all Persons having access thereto to execute written agreements containing obligations of confidentiality. To the knowledge of the Company, there has not been any disclosure of or access to any material Trade Secret included in the Company IP to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such Trade Secret (except for the filing of a patent application by the Company or any of its Subsidiaries disclosing such Trade Secret).

(h) To the knowledge of the Company, except as set forth on Section 5.15(h) of the Company Disclosure Schedules, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, (i) any Intellectual Property Rights owned by the Company or any of its Subsidiaries that is used or currently intended for use in, or otherwise necessary to manufacture in any material respect, any Company Product Candidates or (ii) any other Company IP that is material to the Business.

(i) With respect to the use of Software in the Business, (i) neither the Company nor any of its Subsidiaries have experienced any defects in such Software that has adversely affected the Business in any material respect and (ii) to the knowledge of the Company, no such Software contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data (or all parts thereof) or other Software of users. To the knowledge of the Company, there have been no material security breaches in the information technology systems of the Company and its Subsidiaries or the information technology systems of other Persons to the extent used by or on behalf of the Company or its Subsidiaries. To the knowledge of the Company, there have been no disruptions in any information technology systems that have adversely affected the Business in any material respect.

Section 5.16 Real Property.

(a) The Company has provided a true and accurate list of all of the Leased Real Property of the Company and its Subsidiaries on Section 5.16 of the Company Disclosure Schedules. Each of the Real Property Leases is in full force and effect and none of the Company and its Subsidiaries has received written notice (i) that it currently is in material default under any of the Real Property Leases or (ii) of any cancellation or termination of any Real Property Leases, and the Company has no knowledge of any material default under any of the Real Property Leases by the other parties thereto. Each Real Property Lease is a legal, valid and enforceable obligation of the Company and its Subsidiaries that is party thereto and, to the knowledge of the Company, each Real Property Lease is a legal, valid and enforceable obligation of the other parties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Applicable Laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited.

(b) The Company and its Subsidiaries have no owned real property.

Section 5.17 Personal Property.

(a) With respect to the Owned Personal Property, the Company or its Subsidiaries (as applicable) has good and marketable title to all Owned Personal Property, free and clear of any Liens other than Permitted Liens or as set forth on Section 5.17 of the Company Disclosure Schedules, except where the failure to have such title would not reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to the material Leased Personal Property:

(i) the lease or sublease agreement, as each may have been amended or extended from time to time in accordance with its respective terms, as applicable, for such property is valid, legally binding, enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under any such lease or sublease;

(ii) no third party has terminated or repudiated or, to the knowledge of the Company or its Subsidiaries, has the right to terminate or repudiate any applicable lease or sublease agreement (except in the ordinary course of business, for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof; and

(iii) none of the applicable leases or subleases have been assigned by the Company or any of its Subsidiaries in favor of any third party. To the knowledge of the Company or its Subsidiaries, no counterparty to any lease or sublease agreement referred to above is in material default thereunder, nor are there any Liens which shall survive Closing, other than Permitted Liens, on the leasehold or subleasehold of the Company or any of its Subsidiaries to any material Leased Personal Property.

(c) Other than the Leased Personal Property and the Intellectual Property owned or used by the Company, the assets constituting the Owned Personal Property and the Leased Personal Property are all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as presently conducted.

Section 5.18 Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained, and are in compliance with, all Material Permits required by applicable Laws necessary to engage in their respective businesses, as now conducted, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to LACQ for inspection a true and correct copy of each Material Permit obtained or possessed by the Company and its Subsidiaries. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to the knowledge of the Company or its Subsidiaries, threatened and, to the knowledge of the Company or its Subsidiaries, there is no valid basis for any such proceeding. No administrative or governmental action or proceeding has been taken, or, to the knowledge of the Company or its Subsidiaries, threatened, in connection with the expiration, continuance or renewal of any such Permit. All Material Permits are valid and no Material Permit has lapsed, been cancelled, terminated or withdrawn.

Section 5.19 Insurance. The Company’s material policies or binders of insurance maintained by the Company and its Subsidiaries are set forth on Section 5.19 of the Company Disclosure Schedules. There are no outstanding or pending material Actions under any such insurance policy of the Company or any of its Subsidiaries. All such insurance policies maintained by the Company and its Subsidiaries are in full force and effect and are in good standing and neither the Company nor any of its Subsidiaries are in material default under the terms of any such insurance policies. All premiums on such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms and provisions of such policies, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in the cancellation of, any such policy. Neither the Company nor any of its Subsidiaries has received either a written notice of or a written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of, any such policy.

Section 5.20 Environmental Matters. Except as set forth on Section 5.20 of the Company Disclosure Schedules:

(a) The Company and its Subsidiaries are and have been for the past three (3) years in compliance in all materials respects with Environmental Laws, except where the failure to be in compliance with such Environmental Laws would not, individually or in the aggregate, be, or reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole.

(b) There are no pending material Actions or, to the knowledge of the Company or its Subsidiaries, threatened Actions, against the Company or its Subsidiaries arising out of any Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has received: (A) any written order or directive issued by a Governmental Authority pursuant to Environmental Law that requires any material work, repairs, construction or capital expenditures; or (B) any written demand or notice with respect to the material breach of any Environmental Law applicable to the Company or its Subsidiaries or the Company’s assets, including any regulations respecting the use, storage, treatment, transportation or disposition of Hazardous Materials, in the case of (A) and (B) that is outstanding as of the Closing Date.

(d) The Company and its Subsidiaries are in possession of, and in compliance with, all Material Permits that are required under Environmental Law to own, lease, develop and operate the Company’s assets and to conduct their respective businesses, as now conducted.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 5.20 are the sole and exclusive representations and warranties relating to any Environmental Law.

Section 5.21 Employment Matters.

(a) Except as set forth on Section 5.21(a) of the Company Disclosure Schedules and pursuant to the Company Stock Plans, as may be amended, or amended and restated or replaced from time to time, neither the Company or any of its Subsidiaries is a party to or bound by any Contract that obligates the Company or any of its Subsidiaries to pay any Company Employee any payment (including termination or severance payments) resulting from the change of control of the Company or its Subsidiaries or otherwise in connection with the Transactions.

(b) The Company and each of its Subsidiaries is and has been in compliance with all applicable Laws relating to employment and employment practices, including without limitation those regarding employment standards, accessibility, occupational safety and health, pay equity, labor relations, human rights, privacy, and workers’ compensation, except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) There is no material labor dispute, strike, picketing, slowdown, work stoppage lockout, material arbitration or material grievance, or other material labor dispute against or involving the Company or any of its Subsidiaries outstanding, pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries.

(d) Except as set forth in Section 5.21(d) of the Company Disclosure Schedules, and other than Actions for less than $250,000, there is no ongoing litigation or, to the knowledge of the Company or its Subsidiaries, pending or threatened in writing material litigation, against the Company or any of its Subsidiaries for wrongful dismissal or other labor or employment-related claims, including but not limited to complaints under applicable employment standards legislation, pay equity legislation, human rights legislation, labor relations legislation, or occupational health and safety legislation.

(e) All contributions and premiums required to be paid to all statutory plans and all necessary and statutory withholdings which the Company and its Subsidiaries are required to comply with have been paid by the Company and its Subsidiaries, as applicable, in accordance with applicable law except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.22 Pension and Employee Benefits.

(a) True and correct copies of the following, as applicable, have been made available to LACQ: (A) the Company Plans and all amendments thereto; (B) copies of all material correspondence in the past five (5) years with any Governmental Authority relating to a Company Plan; (C) the summary plan description or employee booklet for each Company Plan; (D) all trust agreements, funding agreements, participation agreements or insurance contracts relating to a Company Plan; (E) the most recent actuarial report, if any; (F) the most recent financial report, if any; and (G) the most recent determination letter from the IRS, if any.

(b) All Company Plans are and have been established, registered (where required), administered and invested (where applicable) in all material respects: (A) in accordance with all applicable Laws; and (B) in accordance with their terms. To the knowledge of the Company, no fact or circumstance exists which could adversely affect the tax-preferred or tax-exempt status of any Company Plan, which is intended to be so tax-preferred or tax-exempt, or any related trust entitled to such status.

(c) All material contributions, premiums, payments or Taxes required to be made or paid by the Company or any of its Subsidiaries, as the case may be, under the terms of each Company Plan or by applicable Laws in respect of Company Plans have been made and/or accrued in a timely fashion in accordance therewith. Neither the Company nor any of its Subsidiaries has any obligations in respect of any defined benefit pension plans or Multiemployer Plans.

(d) No notice of under-funding, non-compliance, or failure to be in good standing has been received by the Company or any of its Subsidiaries from any Governmental Authority in respect of any Company Plan, and there is no actual, threatened, pending or, to the knowledge of the Company or its Subsidiaries, anticipated action relating to a Company Plan.

(e) No Company Plan provides post-retirement or post-employment health, death or disability benefits to or in respect of either the former employees or beneficiaries of the former employees of the Company or any of its Subsidiaries, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. To the extent applicable to a Company Plan, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Transactions, by any employee, officer, director, stockholder or other service provider of the Company or any Subsidiary would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Subsidiary has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 5.23 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.24 Affiliate Transactions. Except as set forth in Section 5.24 of the Company Disclosure Schedules, there are no transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings (each, an “Affiliate Transaction”), nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”) other than, in any such case, compensation paid to and/or benefits provided in the ordinary course to an Affiliate who is an employee, independent contractor or director. The Company has made available to LACQ copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each Affiliate Transaction.

Section 5.25 Privacy and Security.

(a) The Company and its Subsidiaries are in material compliance with all Privacy Laws and their own published, posted and written internal agreements and policies relating to privacy, security, data collection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing and workplace privacy (“Privacy Contracts”) the failure to be in compliance of which would result in a Company Material Adverse Effect. No material claims or investigations by any Governmental Authority or any third party have been asserted or threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of any Privacy Laws or Privacy Contracts or any unauthorized access, transmission or use of any Personal Information by such Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries have taken commercially reasonable steps to ensure the overall security of the data it holds, including customer information, personal information of employees and staff members, confidential corporate information and trade secrets. To the knowledge of the Company, there have been no material data security incidents as of the date hereof.

Section 5.26 Anti-Corruption Compliance.

(a) Except as set forth on Section 5.26 of the Company Disclosure Schedules, the operation of the Company and its Subsidiaries are and have been conducted at all times in compliance with all Anti-Money Laundering Laws and no action, suit or Legal Proceeding by or before any Governmental Authority or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or its Subsidiaries, threatened. None of (A) the Company or its Subsidiaries, (B) any director, officer or other affiliate of the Company or its Subsidiaries, and (C) to the knowledge of the Company or its Subsidiaries, any agent, employee or other representative of the Company or its Subsidiaries in its respective capacity as such, (i) is currently or has been subject to or the target of any sanctions administered by the U.S. Office of Foreign Assets Control of the U.S. Department of the Treasury or arising under any other Trade Control Laws, (ii) is organized in, resident of or located in a Sanctioned Country, or (iii) is engaged in any transactions with any individual or entity that is the subject or target of sanctions under applicable Trade Control Laws or with any Sanctioned Country.

(b) Since January 1, 2018, none of the Company, its Subsidiaries nor any director or officer, or, to the knowledge of the Company or its Subsidiaries, nor any employee, agent or other person acting on behalf of the Company or its Subsidiaries has at any time: (i) used or is using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (iii) violated or is in violation of any provision of any applicable Anti-Corruption Laws or any other law, rule or regulation of similar purpose and scope; (iv) made (or established any source of funds for the making of) any unlawful bribe, rebate, gift, kickback, payoff, influence payment, kickback or other unlawful payment, in each case, regardless of form (any such payment, a “Prohibited Payment”), including any Prohibited Payment to any government official or employee, political party or official or candidate to unlawfully induce an act (or omission) or decision or secure an advantage for the Company, a Subsidiary thereof or their respective business or pay for an advantage already secured; (v) been subject to or notified of any investigation or other proceeding that has been filed, commenced or, to the knowledge of the Company or its Subsidiaries, threatened by any Governmental Authority with regard to any Prohibited Payment; or (vi) violated or been in violation of any other laws regarding use of funds for political activity or commercial bribery. The books of account and other financial records of the Company and its Subsidiaries are accurate, complete, represent bona fide transactions and have been maintained in accordance with sound business practices, including internal accounting controls of the Company and its Subsidiaries, which are adequate to detect any of the foregoing.

Section 5.27 [Reserved]

Section 5.28 Form S-4. None of the information relating to the Company and its Subsidiaries furnished by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus will, as of (i) the time the Form S-4 becomes effective under the Securities Act, (ii) the date of mailing of the Proxy Statement/Prospectus to the holders of LACQ Common Stock, (iii) the time of the LACQ Special Meeting or (iv) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any change disclosed in writing by or on behalf of the Company to LACQ or its counsel prior to such mailing date pursuant to Section 8.7 hereof. Notwithstanding the foregoing provisions of this Section 5.28, no representation, warranty or covenant is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus that were not furnished by or on behalf of the Company in writing for inclusion or incorporation by reference therein, including any information furnished by or on behalf of LACQ in writing specifically for inclusion or incorporation by reference therein.

Section 5.29 Product Development and Clinical Trials. The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company and its Subsidiaries are being conducted in all material respects in accordance with all protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and its Subsidiaries, and all applicable Laws and regulations, including the Federal Food, Drug, and Cosmetic Act and regulations and guidance documents promulgated thereunder. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of the Company and its Subsidiaries that have been furnished or made available to LACQ or as provided in the Securities Forms are accurate and complete in all material respects (other than to the extent certain portions thereof were redacted by the Company). The Company and its Subsidiaries are not aware of any facts, studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company and its Subsidiaries or require that any Company Product Candidates cannot be developed, investigated, tested, labeled, manufactured, stored or distributed substantially in the manner presently performed by or on behalf of the Company and its Subsidiaries. The Company and its Subsidiaries have not received any notices or correspondence from the FDA or any other Governmental Authority or any Institutional Review Board or comparable authority threatening to commence or requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company and its Subsidiaries.

Section 5.30 Regulatory Filings and Data Integrity. The Company and its Subsidiaries have filed, maintained or furnished all material applications, documents, amendments, modifications, notices, declarations, reports and submissions, including but not limited to Company Product Candidate investigational new drug applications, required to be filed, maintained or furnished to the FDA or any other Governmental Authority. All information, reports, statistics, and other data and conclusions submitted to FDA or any similar Governmental Authority in connection with the Company’s and its Subsidiaries’ business or Company Product Candidates were true, complete and correct in all material respects as of the date of submission and no updates, changes, corrections, supplements, amendments or modifications necessary to such filing have failed to be submitted to the FDA or other applicable Governmental Authority since such date. To the knowledge of the Company, no event has occurred that has adversely affected the integrity, in the aggregate, of data or other results collected or otherwise obtained in connection with clinical trials, nonclinical research and manufacturing activities conducted by or on behalf of the Company or its Subsidiaries, on the overall conclusions in any such trial or research with respect to Company Product Candidates.

Section 5.31 FDA Approvals. Except as would not be, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possesses all permits, licenses, registrations, certificates, authorizations, orders and approvals from the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as now conducted, including all such permits, licenses, registrations, certificates, authorizations, orders and approvals required by the FDA or any other federal, state or foreign agencies or bodies engaged in the regulation of drugs, pharmaceuticals, medical devices or biohazardous materials. The Company and its Subsidiaries have not received any written notice of proceedings relating to the suspension, modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval. Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any officer, employee, or agent of the Company or its Subsidiaries has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in (a) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other Governmental Authority, (b) debarment, suspension, or exclusion under any federal healthcare programs or by the General Services Administration or (c) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, rule or regulation of any Governmental Authority. Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, or agent of the Company its Subsidiaries, is the subject of any investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. Neither the Company nor its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, or agent of the Company its Subsidiaries, has (a) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, (b) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, or (c) committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy.

Section 5.32 Healthcare Laws. The Company and its Subsidiaries have been in compliance with all applicable Laws pertaining to its business and all Company Product Candidates, including (a) the Federal Food, Drug, and Cosmetic Act and all regulations and FDA guidance documents promulgated thereunder, including 21 C.F.R. Parts 50, 54, 56, 58, and 312, (b) all other Laws regarding the development, conduct, testing, manufacturing, marketing, distributing, analysis, use, reporting or promoting of nonclinical research data or the Company Product Candidates, (c) all Laws governing the detection, assessment, and understanding of adverse events (including pharmacovigilance and adverse event regulations and guidance of the FDA and the International Council for Harmonization), (d) all Laws governing patient informed consent and (e) all comparable state and non-U.S. Laws relating to any of the foregoing, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.33 No Additional Representations or Warranties. Except as provided in this Article V or any certificate or other document furnished or to be furnished to LACQ pursuant to this Agreement, neither the Company or its Subsidiaries, nor any of their respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to LACQ or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to LACQ or its Affiliates. Without limiting the foregoing, LACQ acknowledges that LACQ, together with its advisors, has made its own investigation of the Company and its Subsidiaries and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise. For the purposes herein, any information provided to, or made available to, LACQ by the Company and its Subsidiaries shall include any and all information that may be contained or posted prior to 5:00 p.m. (New York, New York time) two (2) Business Days prior to the execution of this Agreement in the electronic data room established by the Company or its representatives in connection with the Transactions.

Article VI.
REPRESENTATIONS AND WARRANTIES OF LACQ and MERGER SUB

Except as set forth in (i) any LACQ SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), or (ii) in the disclosure schedules delivered by LACQ on the date of this Agreement (the “LACQ Disclosure Schedules”) (each section of which qualifies (x) the correspondingly numbered and lettered representations in this Article VI, and (y) such other applicable representations in this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section or schedule), each of LACQ and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

Section 6.1 Due Authorization. Each of LACQ and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, each of the Ancillary Agreements to which it is, or will be, a party, and to consummate the Transactions and to perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement, each of the Ancillary Agreements to which it is, or will be, a party and the consummation of the Transactions have been (i) duly and validly authorized and approved by the board of directors of LACQ and Merger Sub and (ii) determined by the board of directors of LACQ and Merger Sub as fair to, and in the best interests of, LACQ and its stockholders and Merger Sub and its stockholders, respectively. No other corporate proceeding on the part of LACQ or Merger Sub or is necessary to authorize this Agreement (other than the LACQ Stockholder Approval). Each of the board of directors of LACQ and Merger Sub has duly adopted resolutions to recommend adoption of this Agreement by the stockholders of LACQ and Merger Sub, respectively. This Agreement has been duly and validly executed and delivered by LACQ and Merger Sub, and this Agreement constitutes a legal, valid and binding obligation of LACQ and Merger Sub, enforceable against LACQ and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.2 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of LACQ and Merger Sub’s with respect to LACQ’s and Merger Sub’s execution or delivery of this Agreement, Ancillary Agreement to which it is, or will be, a party or the consummation of the Transactions, except for (a) the LACQ Stockholder Approval, (b) the filing and recordation of the Merger Certificate as required by the DGCL, and (c) as otherwise disclosed on Section 6.2 of the LACQ Disclosure Schedules.

Section 6.3 Corporate Organization. LACQ is duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. LACQ has made available true and correct copies of the LACQ Governing Documents, as amended through the date hereof, and each such organizational document is in full force and effect. LACQ is duly licensed or qualified and in good standing in every jurisdiction in which its ownership of property or the conduct of its business requires it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to have an LACQ Material Adverse Effect.

Section 6.4 Merger Sub Organization. Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of its jurisdiction of organization or formation, and has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted. Merger Sub has made available true and correct copies of the Merger Sub Governing Documents, as amended through the date hereof, and each such organizational document is in full force and effect.

Section 6.5 Capitalization of LACQ.

(a) As of the date hereof, the authorized share capital of LACQ consists of (i) 100,000,000 shares of LACQ Common Stock, of which 6,224,268 shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 preferred shares (“LACQ Preferred Shares”) of par value $.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i) and (ii) collectively, the “LACQ Securities”). As of immediately prior to Closing, there are no LACQ Preferred Shares issued and outstanding. All LACQ Securities have been duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable state and federal securities Laws and are not subject to, or issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the LACQ Governing Documents or any Contract to which LACQ is a party or otherwise bound.

(b) The LACQ Warrants are exercisable for one share of LACQ Common Stock at an exercise price of eleven Dollars and fifty cents ($11.50) per share. As of the date hereof, 10,000,000 LACQ Public Warrants and 8,391,289 LACQ Placement Warrants are issued and outstanding. No LACQ Warrants are exercisable until the Closing. All outstanding LACQ Warrants have been duly authorized and validly issued, are fully paid and were issued in compliance with all applicable federal and state securities Laws and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the LACQ Governing Documents or any Contract to which LACQ is a party or by which it is bound. Except with respect to and in connection with any LACQ Share Redemptions, there are no outstanding Contracts of LACQ to repurchase, redeem or otherwise acquire any LACQ Securities.

(c) Except for the LACQ Warrants and as set forth on Section 6.5(c) of the LACQ Disclosure Schedules, LACQ has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for LACQ Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any LACQ Securities or the value of which is determined by reference to the LACQ Securities, and there are no Contracts to which LACQ is a party or otherwise bound of any kind which obligate LACQ to issue, purchase, redeem or otherwise acquire any of its LACQ Securities.

Section 6.6 LACQ Material Contracts. LACQ has performed all material obligations required to be performed by it to date under the LACQ Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder in any respect, except for failures to perform or any such breach that would not have an LACQ Material Adverse Effect.

Section 6.7 Business Activities.

(a) Since its incorporation, LACQ has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the LACQ Governing Documents, there is no agreement, commitment, or Governmental Order binding upon LACQ or to which LACQ is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of LACQ or any acquisition of property by LACQ or the conduct of business by LACQ as currently conducted or as contemplated to be conducted as of the Closing, except as would not have a LACQ Material Adverse Effect.

(b) LACQ does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, LACQ has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

Section 6.8 No Conflict. Except as set forth on Section 6.8 of the LACQ Disclosure Schedules, and subject to the LACQ Stockholder Approval, the execution and delivery of this Agreement by LACQ and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the LACQ Governing Documents; (b) violate or conflict with any provision of, or result in the breach of or default under any applicable Law or Governmental Order (nor with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder), (c) violate or conflict with any provision of, or result in the breach of or default under any agreement, indenture or other instrument to which LACQ or any Subsidiary of LACQ is a party or by which LACQ or any Subsidiary of LACQ is bound, or terminate or result in the termination of any such agreement, indenture or instrument; or (d) result in the creation of any Lien upon any of the properties or assets of LACQ or any Subsidiary of LACQ or constitute an event that, after notice or lapse of time or both, would reasonably be expected to result in any such violation, conflict, default, breach, termination or creation of a Lien, except in the case of clauses (a) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect.

Section 6.9 Litigation and Proceedings; Compliance with Laws. Except as set forth on Section 6.9 of the LACQ Disclosure Schedules, there are no pending or, to the knowledge of LACQ, threatened Legal Proceedings against LACQ or, to the knowledge of LACQ, any of its directors or executive officers (in their capacity as such), except those which would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect. There are no investigations or other inquiries pending or, to the knowledge of LACQ, threatened by any Governmental Authority, against LACQ, or, to the knowledge of LACQ, any of its executive officers or directors (in their capacity as such). There is no outstanding Governmental Order imposed upon LACQ; nor are any assets of LACQ’s business, bound or subject to any Governmental Order that, individually or in the aggregate, would reasonably be expected to have an LACQ Material Adverse Effect. LACQ is, and since the date of its incorporation has been, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have an LACQ Material Adverse Effect.

Section 6.10 Internal Controls; Listing; Financial Statements.

(a) LACQ has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to LACQ, including its consolidated Subsidiaries, is made known to LACQ’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. LACQ has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of LACQ’s financial reporting and the preparation of LACQ’s Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of LACQ has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. LACQ has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Except as set forth on Section 6.10(c) of the LACQ Disclosure Schedules, since December 1, 2017, LACQ has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The issued and outstanding shares of LACQ Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. Except as set forth on Section 6.10(c) of the LACQ Disclosure Schedules, there is no proceeding pending or, to the knowledge of LACQ, threatened against LACQ by NASDAQ or the SEC with respect to any intention by such entity to deregister the LACQ Common Stock or prohibit or terminate the listing of LACQ Common Stock on NASDAQ. LACQ has taken no action that is designed to terminate the registration of LACQ Common Stock under the Exchange Act.

(d) The LACQ SEC Reports contain true and complete copies of the (i) audited consolidated balance sheet as of December 31, 2019, and statement of operations, cash flow and shareholders’ equity of LACQ for the period commencing from its date of incorporation through December 31, 2019, together with the auditor’s reports thereon, and (ii) unaudited consolidated balance sheet and statements of operations, cash flow and shareholders’ equity of LACQ for the period ended September 30, 2020 ((i) and (ii) together, the “LACQ Financial Statements”). Except as disclosed in the LACQ SEC Reports, the LACQ Financial Statements present (i) fairly present in all material respects the consolidated financial position of LACQ and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(e) The audited consolidated financial statements and unaudited consolidated interim financial statements of LACQ included or incorporated by reference in the LACQ SEC Reports fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of LACQ and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 6.11 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim or judgment against LACQ or any of its Subsidiaries, (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the LACQ SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the LACQ SEC Reports in the ordinary course of the operation of business of LACQ, (c) which would not have, or would not reasonably be expected to have, individually or in the aggregate, an LACQ Material Adverse Effect or (d) as set forth on Schedule 6.10 of the LACQ Disclosure Schedules.

Section 6.12 Absence of Certain Changes. Since the date of LACQ’s incorporation, (a) there has not been any LACQ Material Adverse Effect and (b) except as set forth on Section 6.12 of the LACQ Disclosure Schedules, LACQ has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 6.13 Taxes.

(a) LACQ and each of its Subsidiaries has: (A) duly and timely filed, or caused to be so filed, all material Tax Returns required to be filed by it (taking into account any valid extension of the due date for filing) and all such Tax Returns are true, complete and correct in all material respects, (B) paid on a timely basis all material Taxes due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (C) duly and timely withheld, or caused to be withheld, all material Taxes required by applicable Laws to be withheld by it, and duly and timely remitted, or caused to be remitted, in all material respects, such withheld amounts to the appropriate Governmental Authority as required by applicable Laws.

(b) There are no audits, investigations, proceedings, assessments or reassessments in progress (or any objections thereto), or to the knowledge of LACQ or any of its Subsidiaries, pending, threatened or completed by any Governmental Authority, and there are no ruling requests pending, with respect to Taxes against or with respect to LACQ or any of its Subsidiaries or any assets thereof.

(c) There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, LACQ or any of its Subsidiaries.

(d) No written claim has been made by any Governmental Authority in a jurisdiction where LACQ or any of its Subsidiaries does not file Tax Returns that LACQ or such Subsidiary is or may be subject to taxation, or required to file any Tax Return in, such jurisdiction.

(e) Neither LACQ nor any of its Subsidiaries is a party to any indemnification, allocation or sharing agreement with respect to Taxes, other than (i) any such agreement among LACQ and its Subsidiaries set forth on Schedule 6.12(e) of the LACQ Disclosure Schedules or (ii) any customary Tax indemnification or allocation provisions included in any ordinary course commercial agreement the primary subject of which is not Tax.

(f) Neither LACQ or any of its Subsidiaries (i) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing any Tax Return or paying any Taxes (other than a group of which LACQ or any Subsidiary is the common parent) or (ii) has any liability for the payment of Taxes of any Person as a successor or transferee.

(g) There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of its Subsidiaries.

(h) LACQ has not taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of LACQ, no facts or circumstances could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 6.14 Employee Matters; Benefits. LACQ does not have and has not ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by LACQ’s officers and directors in connection with activities on LACQ’s behalf in an aggregate amount not in excess of the amount of cash held by LACQ outside of the Trust Account, LACQ does not have any unsatisfied liability with respect to any director, officer, individual consultant or employee. LACQ does not maintain, sponsor or have any liability (contingent or otherwise) with respect to, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other plan, policy, program or agreement providing compensation or other benefits to any current or former director, officer, individual consultant or employee, which are maintained, sponsored or contributed to by LACQ, any Subsidiary or any other trade or business that would be treated as a single employer with LACQ under Title IV of ERISA.

Section 6.15 Brokers’ Fees. Except fees described on Section 6.15 of the LACQ Disclosure Schedules (which fees shall be the sole responsibility of LACQ), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by LACQ or any of its Affiliates.

Section 6.16 Anti-Corruption Compliance. Neither LACQ nor any director or officer, or, to the knowledge of LACQ, any employee, agents or other person acting on behalf of LACQ has at any time: (a) used or using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic governmental official from corporate funds; (c) violated or is in violation of any provision of any applicable Anti-Corruption Law; (d) made any Prohibited Payment; (e) been subject to or notified of any investigation or other proceeding that has been filed, commenced or, to the knowledge of LACQ, threatened by any Governmental Authority with regard to any Prohibited Payment; or (f) violated or been in violation of any other laws regarding use of funds for political activity or commercial bribery. The books of account and other financial records of the Company and its Subsidiaries are accurate, complete, represent bona fide transactions and have been maintained in accordance with sound business practices, including internal accounting controls of the Company and its Subsidiaries are adequate to detect any of the foregoing.

Section 6.17 Affiliate Transactions. Except as described in the LACQ SEC Reports, set forth on Schedule 6.17 of the LACQ Disclosure Schedules or as relate to (a) reimbursement for expenses incurred on behalf of LACQ or (b) with respect to any Person’s ownership of LACQ Common Stock, there are no Contracts between LACQ, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of LACQ or its Affiliates or (ii) any record or beneficial owner of more than five percent (5%) of the outstanding shares of LACQ Common Stock as of the date hereof or its or his Affiliates.

Section 6.18 Investment Company Act; JOBS Act. LACQ is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. LACQ constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.19 Indebtedness. LACQ has no Indebtedness except as set forth on Section 6.19 of the LACQ Disclosure Schedules.

Section 6.20 SEC Filings. LACQ has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since December 1, 2017 and made publicly available at least two (2) Business Days prior to the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “LACQ SEC Reports”). Each of the LACQ SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the LACQ SEC Reports. As of the respective date of its filing, the LACQ SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the LACQ SEC Reports.

Section 6.21 Trust Account. As of the date hereof, LACQ has at least $12,500,000 in the account established by LACQ for the benefit of its public stockholders at the Trustee (the “Trust Account”), such monies invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Trust Agreement, dated as of December 1, 2017, between LACQ and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified, except in so far as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally or by principals governing the availability of equitable remedies. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the LACQ SEC Reports to be inaccurate or that would entitle any Person (other than stockholders of LACQ holding LACQ Common Stock sold in LACQ’s initial public offering who shall have elected to redeem their shares of LACQ Common Stock pursuant to the LACQ Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing and except as permitted by the Trust Agreement, none of the funds held in the Trust Account may be released. There are no Legal Proceedings pending or, to the knowledge of LACQ, threatened with respect to the Trust Account.

Section 6.22 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, LACQ owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by LACQ in the operation of its business and which are material to LACQ, free and clear of any Liens (other than Permitted Liens).

Section 6.23 Proxy Statement/Prospectus. On the date first filed pursuant to section 14A of the Exchange Act, the Proxy Statement/Prospectus (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. None of the information relating to LACQ or its Subsidiaries included in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to LACQ’s stockholders, at the time of the LACQ Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that LACQ makes no representations or warranties as to the information contained in or omitted from the Securities Forms in reliance upon and in conformity with information furnished in writing to LACQ by or on behalf of the Company specifically for inclusion in the Securities Forms.

Section 6.24 [Reserved].

Section 6.25 No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, LACQ acknowledges and agrees that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and LACQ specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article V that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; provided, however, the foregoing shall not relieve any party for any liability with respect to fraud.

Section 6.26 No Additional Representations or Warranties. Except as provided in this Article VI or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement, neither LACQ nor any of its respective Affiliates, nor any of their respective directors, officers, employees, shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of LACQ and is not relying on any implied warranties or upon any representation or warranty whatsoever as to the prospects (financial or otherwise) or the viability or likelihood of success of the business of LACQ as conducted after the Closing, as contained in any materials provided by LACQ or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Article VII.
COVENANTS OF THE COMPANY

Section 7.1 Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, the Company and its Subsidiaries shall, except as otherwise contemplated by this Agreement , as provided on Schedule 7.1 of the Company Disclosure Schedules or as consented to by LACQ in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice, including by continuing to pay accounts payable and other obligations in accordance with their terms and in a manner consistent in substantially all respects with past practice. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement (including as set forth on Section 7.1 of the Company Disclosure Schedules) or as consented to by LACQ in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company and its Subsidiaries shall not:

(a) change or amend the certificate of incorporation, bylaws or other Governing Documents of the Company or any of its Subsidiaries, except as required by Law;

(b) (i) make or declare any dividend or distribution to the shareholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock, except for the declaration and payment of dividends by any of the Company’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other Equity Securities of the Company or its Subsidiaries;

(c) (i) materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Material Contract or any of the Company or its Subsidiary’s rights thereunder, (ii) enter into or materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Contract (A) with a term of longer than twelve (12) months that cannot be terminated without material penalty upon notice of ninety (90) days or less, and (B) if in effect on the date hereof would be a Material Contract, or (iii) enter into or materially and/or adversely modify, accelerate, waive or terminate (excluding any expiration in accordance with its terms) any Contract that if in effect on the date hereof would be required to be disclosed on Section 5.26 of the Company Disclosure Schedules;

(d) except in the ordinary course of business, sell, assign, transfer, convey, lease, license, abandon or otherwise dispose of any material assets or properties;

(e) except as otherwise required by Law or the existing Company Plans, (i) take any action with respect to the grant or increase of any severance, retention, change in control or termination or similar pay (ii) make any material change in the management structure of the Company or any of its Subsidiaries, including the promoting or hiring of employees or officers or the termination of existing Company Employees, other than termination of Company Employees for “cause” and hiring or promotions of non-officer employees in the ordinary course of business; (iii)  terminate, adopt, supplement, renew, enter into or materially amend any Company Plan or any new arrangement that would be a Company Plan if it were in existence on the date of this Agreement, other than in the ordinary course of business or as required by any Contract as in existence on the date hereof; (iv) increase the compensation, bonus opportunity or other remuneration benefits of any of the Company Employees, independent contractors or directors of the Company or its Subsidiaries (other than as contemplated under Section 5.6 of the Company Disclosure Schedules or increases in the ordinary course of business to any such individuals who are not directors or officers and whose annual compensation does not exceed $100,000 pursuant to a bona fide arms’ length agreement in the ordinary course of business, not to exceed $100,000 per individual or $500,000 in the aggregate); (v) establish any trust or make any deposits or contributions of cash or other property to or take any other action to secure the payment of any compensation or benefits, other than in the ordinary course consistent with past practice; or (vi) take any action to accelerate the time of payment or vesting of any compensation or benefit;

(f) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof;

(g) make, enter into, forgive, renew or amend in any respect any loans or advances to any Person in excess of $100,000, except for advances to employees or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business and repaid prior to the Closing;

(h) except in the ordinary course of business or as required by applicable Law, (i) make a material change in any Tax or accounting methods, (ii) make, revoke or amend any material Tax election, (iii) enter into any material Tax closing agreement, (iv) settle or compromise any material Tax liability of the Company or any of its Subsidiaries, (v) make or surrender any right to claim a material refund of Taxes, (vi) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any material Tax Return or (vii) file any amended material Tax Return;

(i) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business in an aggregate amount not to exceed $100,000, (y) incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or (x) Indebtedness evidenced by a Newly Issued Convertible Note, or (ii) amend, modify, terminate or seek any waiver of any of the terms and conditions under any Material Debt Contract which would result in the Company’s ability to make a distribution not otherwise permitted by this Agreement;

(j) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds $200,000, except as otherwise contemplated by this Agreement or pursuant to any Material Debt Contract;

(k) authorize for issuance, issue, transfer, grant, pledge, encumber, subject to any Lien, sell or deliver any Company Common Stock, other Equity Securities, Equity Securities exercisable for or convertible into Company Common Stock or call, subscription rights or other rights of any kind to acquire additional Equity Securities, other than the issuance of any convertible promissory notes up to an aggregate principal amount of $5,000,000, which are (i) issued to Persons other than an Affiliate, employee, officer or director of the Company or any of its Subsidiaries or their respective Affiliates and (ii) convertible into Company Common Stock at a conversion price of at least the product of (A) the Exchange Ratio, multiplied by (B) the greater of (x) $10.00 per share and (y) the closing price per share of LACQ Common Stock on the date of issuance of such convertible notes (any such convertible notes issued after the date hereof, the “Newly Issued Convertible Notes”).

(l) form or cause to be formed any new Subsidiary of the Company that is not a wholly-owned Subsidiary;

(m) other than claims covered by insurance, waive, release, assign, settle, compromise or otherwise resolve any investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other Legal Proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) in any amount not in excess of $200,000 individually, or $1,000,000 in the aggregate;

(n) acquire, lease, in-license, out-license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, covenant not to assert, relinquish or permit to lapse any Intellectual Property Rights owned or purported to be owned, or licensed, to the Company or any of its Subsidiaries except (A) any patent expiring at the end of its statutory term and not capable of being extended, (B) pursuant to a Standard Contract or in the ordinary course of business or (C) granting a non-exclusive license for a Person to perform services for the Company or any of its Subsidiaries pursuant to any contract research, contract manufacturing, molecular testing or similar contracts entered into in the ordinary course of business;

(o) except as expressly contemplated by this Agreement, change any method of accounting, accounting practice or cash management method used by the Company or its Subsidiaries or change the certified public accountants currently engaged by the Company;

(p) materially and adversely amend or modify or allow to lapse or consent to the termination of any Material Permit;

(q) permit the lapse of any existing policy of insurance relating to the business or assets of the Company and its Subsidiaries unless such insurance policy is replaced with a policy that provides substantially similar coverage;

(r) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; or

(s) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.1.

Section 7.2 Inspection(i) . Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of the its Subsidiaries by third parties that may be in the possession of the Company or its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such attorney-client privilege), the Company shall, and shall cause its Subsidiaries to, afford to LACQ and its accountants, counsel and other representatives, upon prior written notice, reasonable access (including for the purpose of coordinating transition planning for employees), during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, offices, facilities, books, contracts, commitments, Tax Returns, records and executive and other appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial, Tax and operating data and other information concerning the affairs of the Company and its Subsidiaries as LACQ or any such representatives may reasonably request upon prior written notice. All information obtained by LACQ and its representatives shall be subject to the Confidentiality Agreement. Neither LACQ nor any of its representatives shall contact or hold discussions with customers, suppliers, consultants, agents or employees of the Company and its Subsidiaries without the prior consent of the Company (not to be unreasonably withheld). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.2 shall require the Company or its Subsidiaries to disclose any information to LACQ if, in the good faith opinion of the Company, such disclosure (i)  would reasonably be expected to result in the loss of attorney-client or other legal privileges or doctrines, or (ii) would reasonably be expected to result in a violation of applicable Regulations or limitations imposed by any Governmental Authority.

Section 7.3 [Reserved].

Section 7.4 No LACQ Common Stock Transactions. From and after the date of this Agreement until the Merger Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries, or their respective officers, employees or controlling Affiliates, directly or indirectly, shall engage in any transactions involving the securities of LACQ without the prior consent of LACQ. The Company shall use commercially reasonable efforts to cause each of its Subsidiaries, and their respective officers, employees and controlling Affiliates to comply with the foregoing sentence.

Section 7.5 No Claim Against the Trust Account. The Company acknowledges and understands that LACQ has established the Trust Account for the benefit of LACQ’s public stockholders and that disbursements from the Trust Account are available only in limited circumstances. The Company acknowledges that if the Transactions are, or, in the event of termination of this Agreement, another Business Combination is, not consummated by the Outside Date or such later date as approved by the stockholders of LACQ and Company Stockholders to complete a Business Combination, LACQ will be obligated to return to its stockholders the amounts being held in the Trust Account. The Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives) hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind or nature whatsoever in or to, and any and all right to seek payment of any amounts due to it out of, the Trust Account established for the benefit of the public stockholders of LACQ and into which substantially all of the proceeds of LACQ’s initial public offering have been deposited, and hereby irrevocably waives any claim it presently has or may have in the future as a result of, or arising out of, this Agreement or any Ancillary Agreement, which claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever. Accordingly, the Company (on behalf of itself and its Affiliates, directors, officers, employees, agents and other representatives) hereby irrevocably waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and LACQ to collect from the Trust Account any monies that may be owed to them by LACQ or any of its Affiliates for any reason whatsoever, and will not seek recourse, reimbursement, payment of satisfaction of any claim against the Trust Account at any time for any reason whatsoever. This Section 7.5 shall survive the termination of this Agreement for any reason.

Section 7.6 Exclusivity. From the date hereof until the Closing, the Company shall not, and shall cause its Subsidiaries, officers, employees, managers, directors, and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or discuss any offer, inquiry, proposal or indication of interest, written or oral, (whether binding or non-binding) from any Person (other than LACQ or its Affiliates in connection with the transactions contemplated hereby) relating to an Alternative Company Transaction (an “Alternative Transaction Proposal”), (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Alternative Transaction Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Alternative Transaction Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to an Alternative Transaction Proposal or accept any offer relating to an Alternative Transaction Proposal, (d) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover Laws of any state, (e) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Alternative Transaction Proposal or (f) otherwise furnish any information with respect to, assist or knowingly participate in or facilitate in any other manner any effort or attempt by any Person (other than LACQ or its Affiliates) to do or seek to do any of the foregoing. The Company shall notify LACQ promptly if any Person makes to the Company any Alternative Transaction Proposal, which notice shall include a copy of such Alternative Transaction Proposal (or, where such Alternative Transaction Proposal is not submitted by such Person in writing, a reasonably detailed description of the material terms and conditions of such Alternative Transaction Proposal). Upon the effectiveness of this Agreement, the Company shall immediately terminate all discussions and negotiations with any Persons related to an Alternative Company Transaction, and as promptly as practicable thereafter request that each such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries and the Company shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. The Company shall notify LACQ promptly (but in any event within twenty-four (24) hours) if any Person makes to the Company an Alternative Transaction Proposal.

Section 7.7 Proxy Solicitation.

(a) The Company shall use reasonable best efforts to deliver to LACQ by March 1, 2021 (and in any event no later than March 15, 2021), audited financial statements, including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of changes in equity (deficiency) and statements of cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019 in each case, prepared in accordance with GAAP and Regulation S-X, and in compliance with the Securities Act and the Exchange Act, for inclusion in the Securities Forms and the Proxy Statement/Prospectus. To the extent required under the Securities Act or the Exchange Act, the Company shall deliver to LACQ any additional required audited or interim unaudited financial statements. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, LACQ and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with LACQ in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to LACQ’s stockholders, the Company will give LACQ prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, LACQ and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus, such that the Proxy Statement/Prospectus no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by LACQ pursuant to this Section 7.7 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Schedules.

Section 7.8 Company IP Maintenance Filings and Payments. From and after the date of this Agreement and prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, in good faith and with reasonable care and diligence and at its own expense, take actions (including payment of fees or filing of documents) that must be taken within three (3) months after the Closing Date for the purposes of obtaining, maintaining, perfecting, or renewing any existing rights in any Intellectual Property Rights owned or purported to be owned, or licensed, by the Company or any of its Subsidiaries, or used or held for use in the Business whether registered or unregistered or domestic or foreign.

Section 7.9 Lock-Up Agreements. The Company shall use best efforts to cause each of the Company Stockholders who are directors and officers of the Company and its Subsidiaries to execute and deliver a lock-up agreement in the form attached hereto as Exhibit B (the “Lock-Up Agreements”) within five Business Days after the date hereof.

Article VIII.
COVENANTS OF LACQ

Section 8.1 No Solicitation by LACQ.

(a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, LACQ shall not, and LACQ shall cause its officers, employees, managers, directors and agents and shall direct its representatives, accountants, consultants, investment bankers, legal counsel and advisors not to, directly or indirectly (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning LACQ or any of its Subsidiaries to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of LACQ in connection with a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other Contract relating to a Business Combination Proposal, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or the anti-takeover Laws of any state, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend any Business Combination Proposal or (vi) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, LACQ shall and shall cause its officers and directors to, and LACQ shall instruct and cause LACQ’s representatives, its Subsidiaries and their representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal, and as promptly as practicable thereafter notify each such Person to the effect that LACQ is ending all discussions and negotiations with such Person with respect to any Business Combination Proposal, effective immediately, which notice shall also request such Person to promptly return or destroy all confidential information concerning LACQ and its Subsidiaries and LACQ shall take all reasonable necessary actions to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. Except as expressly permitted by this Section 8.1, from and after the date hereof until the Merger Effective Time, or, if earlier, the termination of this Agreement in accordance with Article XI, the LACQ board of directors or any committee thereof shall not (i) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Business Combination Proposal, (ii) withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to the Company, the LACQ Board Recommendation, (iii) fail to include the LACQ Board Recommendation in the Proxy Statement, (iv) in the event a tender offer that constitutes a Business Combination Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Business Combination Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement, (v) approve, authorize or cause or permit LACQ or any of its Subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement relating to any Business Combination Proposal, (vi) fail to publicly affirm the LACQ Board Recommendation within ten (10) Business Days following receipt of a written request to do so from the Company or (vii) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (vii) of this sentence, a “Change of Board Recommendation”).

(b) Notwithstanding anything contained in this Section 8.1 and subject to compliance with this Section 8.1, prior to receipt of the LACQ Stockholder Approval, LACQ and its representatives may furnish information regarding LACQ to, or enter into discussions or negotiations with any Person in response to a bona fide written Business Combination Proposal by such Person that did not result from a breach of this Section 8.1, which LACQ’s board of directors reasonably determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Business Combination Proposal (and is not withdrawn) if: (A) the board of directors of LACQ concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the board of directors of LACQ under applicable Laws; (B) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, LACQ gives the Company written notice of LACQ’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (C) LACQ receives from such Person an executed confidentiality agreement containing provisions that are not less restrictive to such Person as those contained in the Confidentiality Agreement; and (D) contemporaneously with furnishing any such nonpublic information to such Person, LACQ furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by LACQ to the Company).

(c) LACQ shall promptly (and in any event within twenty-four (24) hours) notify the Company orally and in writing of the receipt of any Business Combination Proposal, which notice shall include a copy of such Business Combination Proposal (or, where such Business Combination Proposal is not submitted by such Person in writing, a reasonably detailed written description of the material terms and conditions of such Business Combination Proposal). Without limiting the foregoing, LACQ shall keep the Company promptly informed (and in any event within twenty-four (24) hours) in all material respects of the status of, and any material communications relating to material changes to, such Business Combination Proposal (including any change in the price or other material terms thereof). LACQ shall not terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person unless its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably expected to breach its fiduciary duties under applicable Law; provided, that LACQ promptly (and in any event within twenty-four (24) hours) advises the Company that it is taking such action. LACQ shall not enter into any agreement with any Person relating to a Business Combination Proposal (other than a confidentiality agreement of the type described in Section 8.1(b)) which has the effect of prohibiting LACQ or its representatives from communicating with, or providing any information or materials to, the Company in accordance with, or otherwise complying with this Section 8.1.

(d) Notwithstanding anything to the contrary contained in Section 8.1(a), if, in response to a bona fide written Business Combination Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 8.1, LACQ’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Business Combination Proposal constitutes a Superior Business Combination Proposal, at any time prior to the receipt of the LACQ Stockholder Approval, (A) LACQ’s board of directors may effect a Change of Board Recommendation with respect to such Superior Business Combination Proposal and/or (B) the Company may terminate this Agreement pursuant to Section 11.1(c)(iv) in order to enter into a definitive written agreement with respect to such Superior Business Combination Proposal, in either case subject to the requirements of this Section 8.1(d). LACQ shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 8.1(d) or terminate this Agreement pursuant to Section 11.1(c)(iv) unless:

(i) the LACQ board of directors shall have determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be a breach of the directors’ fiduciary duties under applicable Law;

(ii) LACQ shall have provided to the Company at least four (4) Business Days’ prior written notice (the “Notice Period”) of LACQ’s intention to take such actions, which notice shall include a copy of the definitive written agreement with respect to such Superior Business Combination Proposal and any other material documents with respect thereto;

(iii) during the Notice Period, if requested by the Company, LACQ shall have, and shall have caused its Representatives to have, engaged in good faith negotiations with the Company and its representatives regarding any amendments or modifications to this Agreement proposed by the Company and intended to cause the relevant Business Combination Proposal to no longer constitute a Superior Business Combination Proposal; and

(iv) following the end of such Notice Period, LACQ’s board of directors shall have considered in good faith any proposed amendments or modifications to this Agreement and the other agreements contemplated hereby that may be offered by the Company in writing (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Business Combination Proposal would continue to constitute a Superior Business Combination Proposal if such Proposed Changed Terms were to be given effect and that the failure to make a Change of Board Recommendation with respect to such Superior Business Combination Proposal would reasonably be expected to breach the directors’ fiduciary duties under applicable Law.

In the event of any change to the price terms or any other material revision or material amendment to the terms of such Superior Business Combination Proposal, LACQ shall be required to deliver a new written notice to the Company and to again comply with the requirements of this Section 8.1(d) (which shall apply mutatis mutandis) with respect to such new written notice, except that references in this Section 8.1(d) to “four (4) Business Days” shall be deemed to be references to “two (2) Business Days”.

(e) Nothing contained in this Section 8.1 shall prohibit LACQ’s board of directors from (i) disclosing to the LACQ Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the LACQ Stockholders if the LACQ board of directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would breach its fiduciary duties or violate applicable Law, provided that upon the written request by the Company following any disclosure specified in this Section 8.1(b), LACQ’s board of directors shall publicly reaffirm the LACQ Board Recommendation within three (3) Business Days following receipt of such request and a failure to do so shall be deemed to be a Change of Board Recommendation. The issuance by LACQ or the LACQ board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(f) LACQ acknowledges and agrees that any violation of the restrictions set forth in this Section 8.1 by any of its representatives shall be deemed to be a breach of this Section 8.1 by LACQ.

Section 8.2 LACQ Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI, LACQ shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, set forth in Section 8.2 of the LACQ Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement, set forth in Section 8.2 of the LACQ Disclosure Schedules, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), LACQ shall not, and LACQ shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a) change or amend the certificate of incorporation, bylaws or other Governing Documents of LACQ or any of its Subsidiaries, except as otherwise required by Law and as approved by the LACQ Stockholders at any LACQ Special Meeting;

(b) (i) make or declare any dividend or distribution to the stockholders of LACQ or make any other distributions in respect of any of LACQ’s or any of its Subsidiary’s capital stock, except for dividends by any of LACQ’s wholly-owned Subsidiaries, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of LACQ’s or any of its Subsidiary’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other Equity Securities of LACQ, other than a redemption of shares of LACQ Common Stock made as part of the LACQ Share Redemption;

(c) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties;

(d) acquire any assets or securities of, or make any equity investment in, another Person;

(e) directly or indirectly acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, or enter into a joint venture, strategic alliance, exclusive dealing, noncompetition or similar Contract;

(f) make any material loans or material advances to any Person, except for advances to employees or officers of LACQ or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(g) except as required by applicable Law, (A) make a material change in any Tax or accounting methods, (B) make, revoke or amend any material Tax election, (C) enter into any material Tax closing agreement, (D) settle or compromise any material Tax liability of LACQ or any of its Subsidiaries, (E) make or surrender any right to claim a material refund of Taxes, (F) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any material Tax Return or (G) file any amended material Tax Return;

(h) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between LACQ and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(i) (A) authorize for issuance, issue, sell or deliver any LACQ Securities or securities exercisable for or convertible into LACQ Securities or (B) grant any additional options, warrants or stock appreciation rights with respect to LACQ Securities not outstanding on the date hereof;

(j) waive, release, assign, settle, compromise or otherwise resolve any material investigation, claim (excluding customer claims in the ordinary course of business that have not resulted in litigation), action, litigation or other Legal Proceedings, except where such waivers, releases, assignments, settlements or compromises involve only the payment of monetary damages (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution);

(k) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(l) modify, amend or change the terms of any Material Contract;

(m) enter into any Contract that would be required to be disclosed under Section 6.17 or amend any such Contract; or

(n) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 8.2.

Section 8.3 Trust Account.

(a) Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), LACQ shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of shares of LACQ Common Stock pursuant to any LACQ Share Redemption; and (b) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clause (a) (such balance, the “Trust Account Amount”), to be disbursed to LACQ or as LACQ may direct with the prior written consent of the Company.

Section 8.4 Inspection. Subject to the requirements of confidentiality obligations and similar restrictions that may be applicable to information furnished to LACQ or any of its Subsidiaries by third parties that may be in the possession of LACQ or its Subsidiaries from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such attorney-client privilege), LACQ shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives, upon prior written notice, reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of LACQ and its Subsidiaries, to all of their respective properties, offices, facilities, books, contracts, commitments, Tax Returns, records and executive and other appropriate officers and employees of LACQ and its Subsidiaries, and shall furnish such representatives with all financial, Tax and operating data and other information concerning the affairs of LACQ and its Subsidiaries as the Company or any such representatives may reasonably request upon prior written notice. All information obtained by the Company and its representatives shall be subject to the Confidentiality Agreement.

Section 8.5 LACQ NASDAQ Listing. From the date hereof through the Closing, LACQ shall use commercially reasonable efforts to ensure LACQ remains listed as a public company on, and for shares of LACQ Common Stock and LACQ Public Warrants to be listed on, NASDAQ.

Section 8.6 LACQ Public Filings. From the date hereof through the Closing, LACQ will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 8.7 Preparation of Proxy Statement; LACQ Special Meeting; LACQ Stockholder Approval.

(a) Assuming the Company furnishes all necessary information to, and reasonably cooperates with, LACQ in the preparation of the Proxy Statement (and complies with its obligations under Section 7.7), LACQ shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act as promptly as practicable following the execution and delivery of this Agreement. LACQ agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Transactions (including the Merger), (iii) the approval of the form of amended and restated certificate of incorporation of LACQ agreed upon by the Parties pursuant to Section 3.2 and (iii) approval of any other proposals reasonably agreed by LACQ and the Company to be necessary or appropriate in connection with the Transactions (collectively, the “Transaction Proposals”).

(b) LACQ and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to LACQ’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the LACQ Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of LACQ Common Stock to vote in favor of each of the Transaction Proposals. LACQ shall, through its board of directors, recommend to its stockholders that they approve the Transaction Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.7(b), if on a date for which the LACQ Special Meeting is scheduled, LACQ has not received proxies representing a sufficient number of shares of LACQ Common Stock to obtain the LACQ Stockholder Approval, whether or not a quorum is present, LACQ shall have the right to make one or more successive postponements or adjournments of the LACQ Special Meeting, provided that the LACQ Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the LACQ Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Outside Date.

Section 8.8 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote LACQ Securities (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to LACQ, the Company or Merger Sub, the Merger or any other Transactions, then LACQ and the board of directors of LACQ shall take all action reasonably available to render such Law inapplicable to the foregoing.

Section 8.9 Cooperation with Financing. LACQ shall, and shall use its commercially reasonable efforts to cause its advisors and representatives to, provide all cooperation reasonably requested by the Company to assist the Company in the arrangement, syndication, underwriting or placement, and obtaining of any equity or debt financing up to $25,000,000 in a transaction that does not in any manner involve, relate to or otherwise directly benefit Persons that are Affiliates of the Company (each, a “Financing”), including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions, presentations, road shows and sessions with rating agencies and financing sources; (ii) participating in reasonable and customary due diligence; (iii) furnishing the Company and any financing sources, as promptly as reasonably practicable, with all financial statements and financial, legal and other pertinent information as may be reasonably requested by the Company to assist in the preparation of any financing or offering documents relating to any Financing (including, without limitation, furnishing and agreeing to disclose any information deemed to be material by the Company or its counsel in any offering memorandum, private placement memorandum or other similar document in connection with an offering of securities by the Company or any of its Subsidiaries); (iv) assisting in the preparation of customary materials for rating agency presentations, business projections, road show materials, pro forma financial statements and similar documents required in connection with any Financing; (v) cooperating with the Company’s counsel in connection with any legal opinions that such counsel may be required to deliver in connection with any Financings; (vi) assisting the Company in obtaining any corporate credit and family ratings from any ratings agencies, and any interest hedging arrangements, and any definitive financing documents or other certificates any documents as may be reasonably requested by the Company to facilitate any Financings; (vii) using commercially reasonable efforts to cause their independent accountants to provide assistance and cooperation in any Financing; and (viii) providing all documentation and other information about LACQ as is reasonably requested in writing by the Company in connection with any Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including “FINCEN” (and similar beneficial ownership regulations) and the USA PATRIOT Act.

Section 8.10 D&O Indemnification and Insurance.

(a) From and after the Merger Effective Time, LACQ agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the “Company Indemnitees”) and each present and former director and officer of LACQ (the “LACQ Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company and its Subsidiaries (in the case of the Company Indemnitees) or LACQ (in the case of the LACQ Indemnitees) would have been permitted under applicable Law or the Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). For six (6) years after the Closing Date, LACQ shall cause the Surviving Company and its Subsidiaries to procure, pay for and maintain in full force and effect insurance “tail” or other insurance policies with respect to directors’ and officers’ liability insurance covering those Persons who are currently covered by LACQ’s, the Company’s or any other Subsidiary’s directors’ and officers’ liability insurance at least to the same extent as such directors and officers are currently covered and with carriers having claims paying ratings no lower than the Company’s current insurers. Every Person who is a director or officer of LACQ, the Company or any Subsidiary immediately prior to the Closing Date shall be a named insured party on such “tail” policies for such six (6) year period following the Closing Date. Without limiting the foregoing, for a period of six (6) years from and after the Closing Date, LACQ shall cause the certificate of incorporation and the bylaws of the Surviving Company to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of the Company and LACQ for periods at or prior to the Closing Date than are set forth in the Governing Documents as of the date of this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.10 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Company and LACQ. In the event that the Surviving Company or LACQ or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or LACQ, as the case may be, shall succeed to the obligations set forth in this Section 8.10.

Article IX.
JOINT COVENANTS

Section 9.1 Regulatory Approvals; Third Party Consents.

(a) Subject to the terms and conditions of this Agreement, LACQ and the Company, shall use their reasonable best efforts and shall reasonably cooperate and coordinate to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Law to consummate the Transactions, including (i) if applicable, preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations and other confirmations, if applicable, required to be obtained from any Governmental Authority or other third party that are necessary to consummate the Transactions, including as required pursuant to or in connection with the Regulatory Approvals or any Material Contract or Material Permit.

(b) Notwithstanding any provision in this Agreement, where a Party (in this Section 9.1(b) only, a “Disclosing Party”) is required under this Section 9.1(b) to provide information to the other Party (in this Section 9.1(b) only, a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information, the Disclosing Party may restrict the provision of such competitively sensitive information only to external legal counsel of the Receiving Party on the basis that such information will not be shared by the Receiving Party’s external legal counsel with any other Person except for a Governmental Authority, if required, provided that the Disclosing Party also provides the Receiving Party a redacted version of any such filing, submissions, correspondence or communications (including responses to requests for information and inquiries from a Governmental Authority) which does not contain any such competitively sensitive information.

(c) If any objections are asserted or concerns expressed with respect to the transactions contemplated by this Agreement from any Governmental Authority or if any proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, to avoid entry of, or to have vacated, lifted, reversed, repealed, rescinded or terminated, any decree, order, judgment or injunction that prohibits, prevents or restricts consummation of the Transactions.

(d) To the extent not prohibited by applicable Law, each Party shall: (i) cooperate with each other Party in connection with the preparation and submission of all required applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) as may be or become necessary in order to obtain or otherwise pertaining to obtaining the Regulatory Approvals (including those described in clauses (b) and (c) above) in connection with the consummation of the Transactions; (ii) promptly inform of and furnish the other Party with copies of (A) any filing that such Party submits to any Governmental Authority and (B) any written or oral communication or correspondence (and in the case of oral communication, by furnishing a summary of such communication) received by that Party from or with any Governmental Authority in respect of obtaining or concluding the Regulatory Approvals and generally keep the other Party informed of the status of discussions relating to obtaining or concluding the Regulatory Approvals; (iii) use reasonable best efforts to respond promptly to any request or notice from any Governmental Authority requiring the Parties, or either of them, to supply additional information that is relevant to the review of the Transactions in respect of obtaining or concluding the Regulatory Approvals; (iv) to the extent practicable, permit the other Party to review in advance any proposed applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding the Regulatory Approvals, and, to the extent practicable, shall provide the other Party a reasonable opportunity to comment thereon and agree to consider those comments in good faith; (v) promptly provide the other Party with any applications, notices, filings, submissions, undertakings, correspondence and communications of any nature (including responses to requests for information and inquiries from any Governmental Authority) that were submitted to a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals; and (vi) not participate in any substantive meeting or discussion (whether in person, by telephone or otherwise) with a Governmental Authority in respect of obtaining or concluding the Regulatory Approvals unless the Party consults with the other Party in advance and gives the other Party the opportunity to attend and participate thereat. Notwithstanding anything in this Agreement to the contrary, no Party shall be obligated to share (x) any filings or other written materials that include individual personal background and financial information or non-public financial information regarding the Company or LACQ or (y) any communications with a Governmental Authority pertaining to any such information or matters in clause (x); provided, that to the extent the relevant portions of such communications can be reasonably redacted, then such party shall be obligated to share redacted copies of such communications in accordance with this Section 9.1(d). In furtherance of the foregoing, LACQ shall furnish to the Company and the Company shall furnish to LACQ such information and assistance as each respective party may reasonably request in order to prepare any notification, application, filing or request to, or response to a request from, a Governmental Authority.

Section 9.2 Securities Forms.

(a) As promptly as practicable following the execution and delivery of this Agreement, LACQ and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and LACQ shall file with the SEC, the Form S-4 and the Form S-8 (collectively, the “Securities Forms”).

(b) Each of LACQ and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Securities Forms and any amendment to the Securities Forms filed in response thereto. If LACQ or the Company becomes aware that any information contained in the Securities Forms shall have become false or misleading in any material respect or that the Securities Forms is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Party and (ii) LACQ, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Securities Forms. Each of the Company and LACQ shall provide the other Party with copies of any written comments, and shall inform the other Party of any oral comments, that the Company or LACQ receives from the SEC or its staff with respect to the Securities Forms promptly after the receipt of such comments and shall give the other Party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. LACQ and the Company shall use reasonable best efforts to cause the Securities Forms to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Securities Forms effective through the Closing in order to permit the consummation of the Transactions.

Section 9.3 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, LACQ and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents, Permits and approvals of third parties that any of LACQ, the Company or their respective Affiliates are required to obtain in order to consummate the Transactions on mutually acceptable terms, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Upon reasonable prior notice, the Company shall make employees of the Company available to participate in and assist LACQ in LACQ’s preparation of customary materials for meetings with potential investors and other Persons.

Section 9.4 Tax Matters.

(a) Each of the Company, LACQ, Merger Sub, and Surviving Company agree that the Transactions (including the exchange of Company Common Stock pursuant to Section 4.1(a)) are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Company, LACQ, Merger Sub, and Surviving Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b) Each of LACQ, Merger Sub, the Company, and the Surviving Company shall take commercially reasonable efforts (i)(A) to cause the Merger to qualify for the Intended Tax Treatment, and (B) to take no action (and to permit or cause no Affiliates to take any action) that, to its knowledge, could reasonably be expected to materially prevent or impede the Merger from qualifying for the Intended Tax Treatment, (ii) unless otherwise required pursuant to a change in Law, to report the Merger as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger, and (iii) to cause the Surviving Company to continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulation Section 1.368-1(d).

(c) Notwithstanding anything to the contrary contained herein, Transfer Taxes payable as a result of the consummation of the Transactions shall be borne by the Company. The Company and LACQ shall reasonably cooperate in the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes, including joining in the execution of any such Tax Return if required by applicable Law; provided, however, that any costs associated with such cooperation shall be borne solely by the Company.

Article X.
CONDITIONS TO OBLIGATIONS

Section 10.1 Conditions to Obligations of All Parties. The obligations of the Parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any or more of which may be waived in writing by all the Parties:

(a) The LACQ Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been delivered to LACQ within 2 days of the date hereof and shall be in full force and effect;

(c) Any waiting period applicable to the Merger shall have expired or been terminated; and

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

Section 10.2 Conditions to Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both the Company:

(a) (i) each of the representations and warranties of LACQ contained in Sections 6.1, 6.3, 6.5, 6.14 and 6.21 (the “LACQ Fundamental Representations”) shall be true and correct in all material respects, except for Section 6.5 and Section 6.21, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of LACQ contained in this Agreement other than the LACQ Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and LACQ Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, as would not have a LACQ Material Adverse Effect;

(b) the covenants of LACQ to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) LACQ shall have delivered to the Company a certificate signed by an officer of LACQ, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a), Section 10.2(b) and Section 10.2(d) have been fulfilled;

(d) since the date of this Agreement through the Closing Date, there shall not have been any LACQ Material Adverse Effect;

(e) the Merger Sub Stockholder Approval shall have been obtained;

(f) following payment by LACQ to its stockholders who have validly elected to have their shares of LACQ Common Stock redeemed for cash pursuant to the LACQ Governing Documents as part of a LACQ Share Redemption and after giving effect to the payment of the Transaction Expenses incurred by or on behalf of LACQ in accordance with Section 3.4, LACQ shall have an aggregate amount of cash of at least $5,000,000.

(g) LACQ shall have made all necessary arrangements with the Trustee to have the funds contained in the Trust Account disbursed or available to LACQ, in accordance with the Trust Agreement and this Agreement, immediately prior to the Closing, and all such funds released from the Trust Account to LACQ shall be available to LACQ (and, following the Merger, the Surviving Company).

Section 10.3 Conditions to Obligations of LACQ. The obligations of LACQ to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by LACQ:

(a) (i) each of the representations and warranties of the Company contained in Sections 5.1, 5.3, 5.4, 5.5, 5.6 and 5.23 (collectively, the “Fundamental Representations”) shall be true and correct in all material respects, except for Section 5.4, which shall be true and correct in all but de minimis respects, in each case as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date and (ii) each of the representations and warranties of the Company contained in this Agreement other than the Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, as would not have a Company Material Adverse Effect;

(b) the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) the Company shall have delivered to LACQ a duly executed affidavit dated as of the Closing Date, in accordance with Treasury Regulation Section 1.897-2(h) and Section 1.1445-2(c)(3) (or any succeeding guidance), certifying that an interest in the Company is not a U.S. real property holding corporation interest at any time during the previous five (5) years;

(d) the Company shall have delivered to LACQ a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(d) have been fulfilled;

(e) since the date of this Agreement through the Closing Date, there shall not have been any Company Material Adverse Effect; and

(f) the Company shall have delivered the Lock-Up Agreements, duly executed by each of the Company Stockholders who are directors and officers of the Company and its Subsidiaries, which Lock-Up Agreements remain irrevocable and in full force and effect as of the Closing.

Article XI.
TERMINATION/EFFECTIVENESS

Section 11.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of the Company and LACQ;

(b) by either the Company or LACQ if the LACQ Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the LACQ Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) prior to the Closing, by written notice to the Company from LACQ if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from LACQ of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(iii) the Closing has not occurred on or before June 30, 2021 (the “Outside Date”), unless LACQ is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date; or

(iv) at any time prior to the receipt of the LACQ Stockholder Approval, the LACQ board of directors determines to accept a Superior Business Combination Proposal, but only if LACQ shall have complied with its obligations under Section 8.1 with respect to such Superior Business Combination Proposal.

(d) prior to the Closing, by written notice to LACQ from the Company if:

(i) there is any material breach of any representation, warranty, covenant or agreement on the part of LACQ set forth in this Agreement, such that the conditions specified in Section 10.2(a) and Section 10.2(b) would not be satisfied at the Closing (a “Terminating LACQ Breach”), except that, if any such Terminating LACQ Breach is curable by LACQ through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by LACQ of notice from the Company of such breach, but only as long as LACQ continues to exercise such reasonable best efforts to cure such Terminating LACQ Breach (the “LACQ Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating LACQ Breach is not cured within the LACQ Cure Period;

(ii) the Closing has not occurred on or before the Outside Date, unless the Company is in willful breach hereof and such breach is the primary reason for the Closing not occurring on or before such date;

(iii) the consummation of any of the Transactions is permanently enjoined, prohibited or otherwise restrained or made illegal by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(iv) the LACQ board of directors has made a Change of Board Recommendation.

Section 11.2 LACQ Termination Fee.

(a) The parties hereto agree that if (i) this Agreement is terminated by LACQ or the Company pursuant to Section 11.1(c)(iv) or Section 11.1(d)(iv) (as applicable) and (ii) LACQ enters into a written definitive merger or purchase agreement with respect to the applicable Superior Business Combination Proposal, then LACQ shall pay to the Company prior to or concurrently with such entry into a written definitive merger or purchase agreement with respect to such Superior Business Combination Proposal, in the case of a termination by LACQ, or within two (2) Business Days thereafter, in the case of a termination by the Company, a one-time fee of $5,250,000 (the “LACQ Termination Fee”).

(b) All payments under this Section 11.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

(c) Each of the Parties acknowledges that the agreements contained in this Section 11.2 are an integral part of the Transaction and that without these agreements, LACQ, the Company and Merger Sub would not enter into this Agreement. Accordingly, if LACQ fails to pay the LACQ Termination Fee when due, and, in order to obtain such payment, the Company commences an Action that results in a judgment against LACQ for the LACQ Termination Fee, LACQ shall pay to the Company, together with the LACQ Termination Fee, (i) interest on the LACQ Termination Fee from the date of termination of this Agreement at the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period and (ii) the Company’s costs and expenses (including reasonable attorneys’ fees) in connection with such Action. For the avoidance of doubt, in no event shall LACQ be required to pay the LACQ Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if the LACQ Termination Fee is paid by LACQ pursuant to Section 11.2(a) then, except for as provided in Section 12.16, any such payment shall be the sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) of the Company and Merger Sub against LACQ and any of its respective former, current or future officers, directors, partners, equityholders, managers, members or affiliates and none of LACQ or any of its respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 11.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall, subject to this Section 11.3, forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, if applicable, or for any intentional and willful breach of this Agreement by a Party hereto occurring prior to such termination, except that (i) the provisions of Article I, Sections 11.2, Section 11.3, 12.4, 12.5, 12.6, 12.14 and 12.16 herein and the Confidentiality Agreement shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither LACQ nor the Company shall be relieved or released from any liabilities arising out of its breach of any covenant of this Agreement prior to such termination or willful and material breach of any of its representations and warranties set forth in this Agreement prior to such termination, except that neither LACQ nor the Company shall bear any liability for Transaction Expenses incurred by the other Party in excess of $1,000,000.

Article XII.
MISCELLANEOUS

Section 12.1 Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors, managers or others performing similar functions with respect to such party, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 12.2 Notices. All notices, requests, demands and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when actually delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by telecopy, facsimile or email (in each case in this clause (iv), solely if receipt is confirmed and, in the case of email, excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to LACQ, to:

Leisure Acquisition Corp.

250 W. 57th Street

Suite 415

New York, NY 10107

Attention:  Daniel B. Silvers, Chief Executive Officer
E-mail:        dsilvers@matthewslane.com

with copies to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Attention: Jeffrey A. Horwitz; Daniel I. Ganitsky
Facsimile:   (212) 969-2900

E-mail:        jhorwitz@proskauer.com; dganitsky@proskauer.com

and to:

(b) If to the Company, to:

Ensysce Biosciences, Inc.

7946 Ivanhoe Avenue, Suite 201
La Jolla, CA 92037

Attention: D. Lynn Kirkpatrick
Facsimile: (858) 263-4196

E-mail: lkirkpatrick@ensysce.com

with copies to:

Troutman Pepper Hamilton Sanders LLP

501 Grant Street, Suite 300, Union Trust Building

Pittsburgh, PA 15219-4429

Attention: Eric D. Kline

Facsimile: (412) 454-5046

E-mail: eric.kline@troutman.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.3 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

Section 12.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16 and (b) the present and former officers and directors of LACQ (and their respective successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.10.

Section 12.5 Expenses. Except as otherwise provided herein, including in Section 3.4, each Party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 12.6 Governing Law. This Agreement, and all matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in tort or contract) or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws (whether of the State of Delaware or any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.8 Disclosure Schedules and Annexes; Disclaimer. The Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules or LACQ Disclosure Schedule, as applicable, with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to such other applicable sections or schedules of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such schedule, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other section or schedule. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. Any capitalized terms used in any Disclosure Schedule or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

Section 12.9 Entire Agreement. This Agreement (together with the Disclosure Schedules and Annexes to this Agreement), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

Section 12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that from and after the LACQ Stockholder Approval has been obtained, no amendment shall be made to this Agreement that, pursuant to applicable Law, requires further approval or adoption by the stockholders of LACQ without such further approval or adoption. The approval of this Agreement by the Company Stockholders shall not restrict the ability of the board of directors of the Company to terminate this Agreement in accordance with Section 11.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 12.10 to the extent permitted under applicable law.

Section 12.11 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of LACQ and the Company which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.11(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.11(a).

(b) The restriction in Section 12.11(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or SEC; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 12.12 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply or are to be performed, in whole or in part, after the Closing and then only to such extent.

Section 12.13 Severability. If any provision of this Agreement or any other certificate, instrument, document or agreement referred to in this Agreement and entered into in connection with the Business Combination is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement or any other such certificate, instrument, document or agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein or therein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement or any other certificate, instrument, document or agreement referred to in this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement or any other such certificate, instrument, document or agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement or any other such certificate, instrument, document or agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or action based upon, arising out of or related to this Agreement, the Ancillary Agreements or the Transactions may be brought in the Court of Chancery of the State of Delaware (or, to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement, the Ancillary Agreements or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS.

Section 12.15 Enforcement. The Parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would be an inadequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or Transactions may only be brought against, the entities that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party; provided, however, that the foregoing shall not relieve any party for liability with respect to fraud. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or LACQ under this Agreement or the Ancillary Agreements (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement, the Ancillary Agreements or the Transactions.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	Chief Executive Officer

LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Chief Executive Officer

EB MERGER SUB, INC.

By:	/s/ George Peng
Name:	George Peng
Title:	President and Secretary

EXHIBIT A

FORM OF WRITTEN CONSENT

[Attached]

PARTIAL WRITTEN CONSENT IN LIEU OF A MEETING

OF the STOCKHOLDERS

OF ensysce biosciences, inc.

In conformity with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Amended and Restated Bylaws of Ensysce Biosciences, Inc., a Delaware corporation (the “Corporation”), the undersigned, collectively being the holders of at least the majority of the issued and outstanding shares of the capital stock of the Corporation, voting together as a single class, hereby consent to and adopt the following resolutions and take the following actions with the same force and effect as if such resolutions had been duly adopted and such actions duly taken at a meeting of the stockholders of the Corporation duly called and convened for such purpose, with a full quorum present and acting throughout:

Adoption of the Agreement and Plan of Merger and Approval of Transactions Contemplated Thereby

WHEREAS, the Corporation intends to enter into an Agreement and Plan of Merger by and among Leisure Acquisition Corp., a Delaware corporation formed as a special purpose acquisition company (“LACQ”), a to be established Delaware corporation which will be a wholly-owned subsidiary of LACQ (“Merger Sub”), and the Corporation (together with the exhibits and schedules thereto, the “Merger Agreement”);

WHEREAS, the Merger Agreement provides, among other things, that Merger Sub will merge with and into the Corporation (the “Merger”), with the Corporation surviving, and that, each share of the Corporation’s common stock issued and outstanding immediately prior to the Merger Effective Time (as defined below) other than stockholders who have exercised dissenters rights shall be converted into the right to receive a fraction of a share of LACQ Common Stock (as defined in the Merger Agreement) equal to the Exchange Ratio (as defined in the Merger Agreement) (the “Merger Consideration”);

WHEREAS, the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, require the affirmative vote of, or written consent by, a majority of the issued and outstanding shares of capital stock of the Corporation, voting together as a single class;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has (i) declared it advisable and in the best interests of the Corporation and its stockholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and (iii) recommended that the Corporation’s stockholders adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger;

WHEREAS, the Merger will be effective upon the date on which a certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (unless another date and time are specified therein) (the “Merger Effective Time”);

WHEREAS, at any time prior to the time that the certificate of merger is filed with the Secretary of State of the State of Delaware and becomes effective, the Merger Agreement may be terminated by the Board notwithstanding approval of the Merger Agreement by the stockholders of the Corporation;

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between a corporation and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the corporation is an officer or director or has a financial interest (any such party, an “Interested Party”) shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors which authorized the interested party transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the corporation’s stockholders;

WHEREAS, it is hereby disclosed that each of the members of the Board is a stockholder, option holder and/or holder of convertible notes of the Corporation that will receive Merger Consideration in connection with the Merger;

WHEREAS, the undersigned has received and reviewed the Merger Agreement and desires to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger; and

WHEREAS, by execution of this Written Consent, the undersigned is irrevocably voting each share of capital stock of the Corporation held by the undersigned, in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, and in doing so also waives and loses any and all appraisal or dissenters’ rights that such stockholder had, has or may have pursuant to Section 262 of the DGCL;

RESOLVED, that each of the undersigned hereby adopts the Merger Agreement in substantially the form attached hereto as Appendix I and approves the transactions contemplated by the Merger Agreement, including the Merger, in all respects;

FURTHER RESOLVED, each of the undersigned hereby irrevocably waives any and all appraisal or dissenters’ rights that such stockholder had, has or may have pursuant to Section 262 of the DGCL; and

FURTHER RESOLVED, that each of the undersigned hereby waives any notice requirements in connection with the consummation of the Merger set forth in the DGCL, the Corporation’s existing certificate of incorporation or any contract, including any agreement among stockholders, to which the undersigned is a party.

Omnibus Resolutions

RESOLVED, that any and all actions heretofore taken by the Corporation with respect to the Merger Agreement and the transactions contemplated thereby are hereby confirmed, ratified and approved in all respects.

You may strike through any individual matter if you do not want to vote in favor of that matter.

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IN WITNESS WHEREOF, the undersigned stockholder hereby consents to the matters above with respect to all of the shares of capital stock of the Corporation I own and has executed and delivered this Written Consent on the date set forth below:

IF AN INDIVIDUAL:	IF AN ENTITY:

Print Name: ______________________	Entity Name: _______________________

Sign Name: ______________________	By: _______________________________

Date: ___________________________	Print Name: ________________________

Title: _____________________________

Date: _____________________________

Appendix I

Agreement and Plan of Merger

(see attached)

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

[Attached]

[                ], 2021

Leisure Acquisition Corp.

250 West 57th Street

Suite 415

New York, New York 10107

Re: Lock-Up Agreement for Company Stockholders

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among Leisure Acquisition Corp., a Delaware corporation (the “Company”), EB Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Ensysce Biosciences, Inc., a Delaware corporation (“Ensysce”), pursuant to which, among other things, Merger Sub will be merged with and into Ensysce on the date hereof (the “Merger”), with Ensysce surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1. Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company (which consent may not be granted unless such consent is simultaneously granted by the board of directors of the Company to all stockholders of the Company as of immediately prior to the Merger Effective Time (as defined in the Merger Agreement) subject to similar Transfer restrictions as those set forth in this Letter Agreement), Transfer any shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Securities”), in each case, until the earlier of (A) one year after the closing date of the Merger (the “Closing Date”) or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Lock-up Period”). Notwithstanding the foregoing, if the last sale price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stocks dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, the Lock-up Securities will be released from the restrictions in this paragraph. For purposes of this Letter Agreement, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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2. Notwithstanding the provisions set forth in paragraph 1 of this Letter Agreement, Transfers of the Lock-up Securities are permitted:

(i)	in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

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(ix)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(x)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xi)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; and

(xii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property.

provided, however, that in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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5. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

6. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder and (ii) the Company.

7. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

8. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

9. This Letter Agreement shall terminate on the the expiration of the Lock-up Period.

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Very truly yours,

If stockholder is an individual:

Signature:

Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:

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